Exhibit 99.1
Our Company

We are a leading global provider of outsourced integrated business solutions, focused primarily on warranty management, dealer process improvement, and human capital solutions, to automobile and truck original equipment manufacturers (“OEMs”), dealers, suppliers, and ancillary service providers in Europe, the Americas and Asia-Pacific. We have over 70 years of experience servicing our clients and combine innovative people, proprietary processes and leading technologies to deliver integrated solutions addressing our clients’ unique requirements. Our clients are increasingly seeking outsourced solutions that enhance operational effectiveness and efficiencies, improve quality, reduce costs and generate revenue opportunities.

Our niche focus on warranty management and dealer process improvement solutions enables us to address major issues facing our clients. For example, warranties have become a critical tool for OEMs to differentiate their products and for dealers to enhance revenue. However, as warranty periods and product complexity increase, the management of warranty programs has become increasingly more difficult for OEMs, dealers and suppliers. In addition, dealers are seeking to enhance their productivity through a broad range of revenue and customer satisfaction improvement initiatives, introduction of new services, maximization of shop flow capacity, better expense and parts inventory control, and measurement of performance against key indicators. Our ability to successfully review, analyze and audit our clients’ warranty management and dealer process programs and to then deliver effective solutions differentiates us in the market and solves difficult issues for our OEM and dealer clients.

We believe our international delivery capabilities, proprietary processes and knowledge base, and our strong brand recognition in our core markets are key advantages in winning and retaining leading clients in the worldwide automotive industry. In recognition of our market-leading reputation, in December 2006, we were awarded Best Automotive Consultancy Company 2007 by the Institute of Transport Management, a UK-based accreditation body to the transport industry, and in 2006, we received the Toyota Kaizen Aftersales Award. In addition, in January 2007 we were again awarded Ford’s Q1 Award.

We believe our core businesses, comprised of integrated business solutions and human capital solutions, and our niche focus have allowed us to generate consistent financial performance even in challenging automotive market conditions and position us for future growth. Our core integrated business solutions operations in Europe has grown net sales at a compound annual growth rate (“CAGR”) of approximately 16% from 2002 to 2006, and it has improved EBIT margins from 10% to approximately 15% over the same period. We currently provide warranty management, dealer process improvement, and human capital solutions to over 200 clients in 18 countries. Our top clients include leading U.S., European and Asian automotive and truck OEMs, dealers and suppliers such as Ford Motor Company, DaimlerChrysler, General Motors Corp., Visteon Corporation, Nissan Motor Co., Ltd., Fiat S.p.A., VW Group, Toyota Motor Corporation, AutoNation, and International Truck and Engine Corporation. Because of our niche focus, our sales performance is not substantially dependent on the production and manufacturing issues of the automobile industry. For the year ended December 31, 2006, we generated approximately 47%, 29% and 24% of our net sales from integrated business solutions, human capital solutions and engineering services, respectively. For the year ended December 31, 2006, we generated net sales and Adjusted EBITDA of $362.2 million and $43.0 million, respectively.

Integrated Business Solutions.  We offer a range of technology and information-based business solutions to meet the outsourcing requirements of our clients. Our business outsourcing solutions provide our clients with actionable product, market, and customer information they need to improve product quality, reduce costs, increase aftermarket sales opportunities and improve customer loyalty and satisfaction. We also offer information and knowledge-based solutions that facilitate our clients’ communication strategies for creating, maintaining, and delivering value-added information. These solutions include:

•	Warranty Management Solutions — warranty process improvement best practices, claims assessment and analysis, warranty approval and technical helpdesks, contract administration of extended warranty programs, and management and operation of parts return centers;

•	Dealer Process Improvement Solutions — customized best practices programs that deliver measurable improvements in retail sales and profit growth, customer satisfaction levels, and shop flow capacity; and

•	Information Based Solutions — customized data and information solutions to support sales, service and product quality decisions for OEMs, dealers and other automotive retail constituents.

Human Capital Solutions.  We offer a broad range of services to help maximize the effectiveness, flow, and utilization of human capital in technology-oriented environments. These solutions include:

•	Contingent Staffing — traditional temporary and/or permanent staffing for information technology, engineering or other professional staff needs. Our staffing capabilities include design and production engineers, computer operators, database specialists, network administrators and specialists, PC support staff, software engineers, systems analysts and administrators, and technical support specialists;

•	Vendor Management Programs — management of the entire contract staffing procurement and deployment process on a regional, national or global basis utilizing web-enabled supporting technologies and custom processes;

•	Specialized Training — training programs and virtual training courseware; and

•	Outsourced Purchasing Services — management of the procurement process from initial requisition to supplier payment.

Engineering Services.  Historically, we provided a complete range of engineering services, including consultancy, product and process development, and full program management to the automotive industry. As our clients have brought more of their engineering management services in-house, we have determined that these services are no longer core to our client solutions offerings. We have discontinued our European engineering operations and are considering various strategic alternatives with respect to our U.S. engineering operations.

For fiscal 2006, on an as adjusted basis, our ratio of net debt to Adjusted EBITDA would have been 4.4x and our ratio of Adjusted EBITDA to interest expense would have been 2.0x.

The Industry

Management estimates the global automotive business solutions industry at approximately $35 billion. The industry is characterized by significant fragmentation of services to OEMs, dealers and suppliers with few solutions providers able to provide integrated solutions spanning best practices, technology, information-based services and workflow automation on a global basis. The automotive industry is experiencing a period of significant change due to rising costs for product development, new technologies, intense competition and cyclical product demand. As a result of these dynamics, automobile and truck OEMs, dealers and suppliers are seeking to differentiate their products, improve quality, increase efficiency, reduce costs, and enhance revenue opportunities. OEMs, dealers and suppliers are focusing on their core competencies of building and selling automobiles and are increasingly looking to outsource non-core functions and services. OEMs have historically utilized outsourced manufacturing vendors for various subassemblies, as well as for areas such as IT services. Now, however, OEMs, dealers and suppliers are seeking to partner with outsourcing firms able to provide, implement, and monitor solutions for mission critical, yet non-core functions, such as warranty management and dealer process improvement.

In particular, OEMs, dealers and suppliers have sought outsourced solutions delivering the following benefits:

•	improved product and service quality through process improvements;

•	rapid processing and analysis of large amounts of information;

•	a more flexible workforce able to expand and contract in response to business volumes; and

•	a means to measure performance against key indicators.

Warranties have become a critical tool for OEMs to differentiate their products and for dealers to enhance revenue. However, as warranty periods and product complexity increase, the management of warranty programs has become increasingly more difficult for OEMs, dealers and suppliers.

In many instances, field product failures and service problems are not identified until a product is in the hands of a customer and corrective action may be delayed. The effect of delays in warranty service can significantly impact customer satisfaction and OEM, dealer, and supplier reputations. As automotive products have become more complex over time, “fix-it-right-the-first-time” repair performance has declined within the dealer network. In order to recognize product issues quickly and improve repair performance, understanding and analysis of the product warranty process is important. The traditional approach to warranty management adopted by many OEMs of focusing primarily on replacement part and service costs does not adequately address the total cost of warranty management or involve the appropriate dealer and supplier level parties.

In addition, dealers face competitive pressure to maintain revenue growth and operating margins. They seek to enhance their productivity through a broad range of revenue and customer satisfaction improvement initiatives, including in areas such as e-Commerce, as well as through the introduction of new services, maximizing shop flow capacity and better expense and inventory control with near-time information, and measurement of performance against key indicators.

Integrated solutions for areas such as warranty management and dealer process improvement are critical to the success of OEMs, dealers and suppliers, yet remain non-core functions. The ability of OEMs, dealers and suppliers to find outsourcing partners to deliver these integrated business solutions is becoming increasingly important and is recognized as a significant value opportunity.

Business Strengths

Leading Provider of Integrated Business Solutions to the Automotive Industry.  We are a leading provider of integrated business solutions to the automotive industry. We believe that we have been providing integrated business solutions, such as warranty management solutions, for longer than any other third party provider. Our 70 years of automotive best practices expertise and 15 year track record of delivering a broad array of outsourced business solutions provide us with a competitive advantage in serving the complex needs of OEMs, dealers and other automotive retail constituents such as financial services and aftermarket services companies on a global basis. In recognition of our market-leading reputation, in December 2006, we were awarded Best Automotive Consultancy Company 2007 by the Institute of Transport Management, and in 2006, we received the Toyota Kaizen Aftersales Award. In addition, in January 2007 we were again awarded Ford’s Q1 Award.

Significant Demonstrated Cost Savings for our Clients.  Our value-added solutions offer significant cost savings to our clients with proven metric-based and return-on-investment results. We believe that our integrated business solutions offerings have generated savings to our clients of many times their investment. In the current automotive environment, we believe these types of savings are very compelling opportunities for OEMs and dealers attempting to reduce their costs.

Strong Global Presence.  We have a strong global presence, with clients in 18 countries throughout Europe, the Americas and Asia-Pacific. Over half of our employees are located outside North America. As the automotive industry becomes increasingly global in nature, our global presence provides us with a competitive advantage in serving our clients. Our clients’ business decisions are often made globally, yet their purchases often occur locally. We maintain valuable relationships with the leading global automotive companies, both at their respective headquarters and at their local operations around the world.

Unique Knowledge Base, Technical Skills and Proprietary Processes.  We believe we bring value to our clients by providing superior information and integrated best practices, training and technology to reduce costs, enable revenue expansion and improve overall quality for our clients. Many of our solutions offerings are based on our unique knowledge base, accumulated over a 70 year operating history, the specialized skills of our employees, and proprietary processes and leading enabling technologies. We have developed extensive and proven methodologies for profiling, screening, hiring and training highly skilled employees who have strong backgrounds and expertise in the functional areas of OEMs and dealers that we service. Our integrated business solutions offerings employ our automotive expertise and advanced technologies, including our integrated warranty management solutions platform. For example, our warranty programs utilize proprietary analytic tools and technical field support to identify and address existing inefficiencies within our clients’ warranty claims assessment and administration processes. Within our dealer process improvement solutions, we are able to provide our automotive best practices and innovative training techniques to improve dealer service centers’ ability to diagnose and repair vehicle problems and improve their customer service. In addition, where appropriate, we have key partner alliance programs with companies who have best practice technologies or processes in areas such as data retrieval, data analytics and mining, information packaging, and software applications to provide seamless integrated solutions to our clients.

Longstanding Client Relationships.  Our company and its predecessors have had longstanding relationships with many of our clients dating as far back as 1935. Our top clients include leading U.S., European and Asian automotive and truck OEMs, dealers and suppliers such as Ford Motor Company, DaimlerChrysler, General Motors Corp., Visteon Corporation, Nissan Motor Co., Ltd., Fiat S.p.A., VW Group, Toyota Motor Corporation, AutoNation, and International Truck and Engine Corporation. Our enduring client relationships present a significant opportunity for us to package and market our global integrated business solutions as bundles and extend our solutions across their organizations.

Consistent Cash Flow Generation.  Over the last three years, we generated Adjusted EBITDA in excess of $40 million annually. We believe our core businesses, including both integrated business solutions and human capital solutions, and our niche focus have allowed us to generate consistent financial performance even in challenging automotive market conditions and position us well for future growth. Our core integrated business solutions operations in Europe has grown net sales at a CAGR of approximately 16% from 2002 to 2006 and has improved EBIT margins from 10% to approximately 15% over the same period. In strong markets, OEMs look to develop new program initiatives, which create demand for our solutions. In weaker markets, our clients focus on achieving cost reductions, which also create demand for our solutions. Consequently, our solutions are in demand across varying market cycles. Additionally, our labor oriented cost structure is highly variable, enabling us to scale our costs to meet market demand. Furthermore, our capital expenditure requirements are modest and have ranged from $1.0 million to $2.0 million annually over the last three years for our continuing operations. We believe that the combination of our consistent EBITDA performance, our variable cost structure, and our modest capital expenditure budget results in a stable, cash-generating business profile.

Experienced Management Team.  We benefit from the collective expertise of an experienced and committed management team under the leadership of Peter M. Leger, our President and Chief Executive Officer. Mr. Leger joined our company in December 2006, and brings with him over 20 years of proven experience in developing and launching business process outsourcing services and software solutions in the global automotive industry and other vertical markets such as financial services and aftermarket products. Mr. Leger is supported by a senior management team with an average of over 25 years of industry experience.

Business Strategy

Our vision is to be the market leader in providing integrated business solutions and human capital solutions to the global automotive and truck OEM, dealer and supplier markets. We are focused on achieving this goal through the following strategies:

Delivering Integrated Business Solutions to Our Clients.  Our market is characterized by service providers able to provide limited discrete solutions to their clients. Only a small number are able to provide integrated solutions spanning best practices, technology and workflow automation on a global basis. While we offer our services on a discrete basis, our focus is to bundle our services into integrated solutions to meet our clients’ needs throughout their organizations, which we believe differentiates us in our market. By delivering integrated business solutions, we believe we will be able to expand our client relationships and enter long-term (three to five year) agreements that will improve our margins. Additionally, we have entered into agreements providing for performance-based incentive arrangements that will also enable us to share in the significant savings we generate for our clients and further enhance our margins.

Further Develop Our Market Niche.  We believe our core focus on warranty management and dealer process improvement solutions is unique within our market. Our clients recognize our strength within these focus areas and, as a result, we have developed significant brand value and grown our core European integrated business solutions operations by a CAGR of approximately 16% over the past five years. Our core European integrated business solutions operations comprised approximately 33% of our net sales and 40% of our EBITDA for 2006. Management estimates that over $45 billion is spent worldwide annually within the automotive warranty space, which could represent an opportunity of up to $5 billion for outsourced business solutions such as ours. Our strategy is to further capitalize on the significant warranty market to continue building our brand and revenues.

Increasing Market Penetration.  We have over 200 clients in 18 countries. Our clients’ business decisions are often made globally, yet their purchases often occur locally. We maintain valuable relationships with the leading global automotive companies, both at their respective headquarters and at their local operations around the world. We intend to increase revenue with existing clients, as well as acquire new clients with aggressive sales and marketing programs in all the major geographies that the automotive OEMs are located. We are focused on deepening our market penetration with existing clients and extending our solutions into new clients in Europe, the Americas and Asia-Pacific. To support our global sales strategy, during fiscal 2007 we intend to strengthen our organization by investing in key new staff positions in global sales, strategic marketing and planning, and product/solutions marketing and development.

Leveraging Information Based Solutions.  We measure and track a number of critical metrics related to warranty management and dealer process improvement solutions. Our long history and position as a leader in these markets has enabled us to compile a vast knowledge database which we believe can be used to generate significant new revenue streams. We are planning to convert our proprietary data into dynamic information services using best-of-breed data retrieval, normalization and analytics to provide additional solutions to our clients.

Refinancing and Corporate Reorganization Plan

We are offering the units as part of a plan to refinance our senior secured notes due 2007 and our senior subordinated notes due 2008. As part of our plan, we are reorganizing our corporate structure, including the formation of a new holding company, MSX-IBS Holdings, Inc., that will own all of the stock of MSX International, Inc. The new holding company will also issue new notes to replace the existing mezzanine term notes and fourth lien term notes which are currently outstanding at MSXI, and we will cancel these currently outstanding notes. This will have the effect of removing such debt from the balance sheet of MSX International, Inc. As a result of this reorganization, our stockholders will become stockholders of the new holding company with the same number, class of shares and percentage equity ownership as they currently have in MSXI. In addition, the outstanding preferred stock of MSX International, Inc. will be cancelled and replacement preferred stock with identical terms will be issued by the new holding company. Prior to completion of this offering, we plan to form a new U.S. corporation as a subsidiary of MSX International GmbH which, following the offering, would acquire certain assets of MSX International, Inc.’s domestic operations and other intercompany obligations. Such subsidiary will become a guarantor of the notes and its assets will continue to be pledged as collateral for the notes. Following the offering, we may further restructure our subsidiaries to enhance our cash management and obtain flexibility for tax planning. See “New Organizational Structure,” “Capitalization.”

The notes are being issued by each of MSX International UK PLC (“MSX UK”), MSX International Business Services France, SAS (“MSX France”) and MSX International GmbH (“MSX Germany”). For fiscal 2006, net sales for MSX UK, together with the two U.K. guarantor subsidiaries, MSX France and MSX Germany were $26.7 million, $29.6 million, and $28.5 million, respectively, and EBITDA was $5.8 million, $2.2 million, and $4.2 million, respectively. MSX UK is a newly formed entity with no previous operating history and no independent assets.

Our Equity Sponsor

Citigroup Venture Capital Equity Partners, L.P. (“CVC”) and Court Square Capital Limited, an indirect wholly-owned subsidiary of Citigroup Inc., together with their affiliates (collectively, “Citigroup”), own approximately 76.5% of our outstanding common stock. Court Square Capital Partners (“Court Square”) is an independent private equity firm founded by the former managers of CVC that manages investment funds with over $6 billion in assets including the investments of CVC.

We were incorporated in Delaware in 1996. Our principal offices are located at 1950 Concept Drive, Warren, Michigan 48091. Our telephone number is 248-299-1000. Our website address is www.msxi.com. Information on our website does not constitute part of this offering circular.

MSX International UK PLC was incorporated under the laws of England and Wales. Its registered office is located at Lexden House, London Road, Colchester, Essex, C03 4DB, England. Its telephone number is +44 1206 767611.

MSX International Business Services France, SAS was incorporated under the laws of France. Its registered office is located at ZAC des Hautes Patures, rue des Hautes Patures, 92000 Nanterre, France. Its telephone number is +33 1 4760 4400.

MSX International GmbH was organized under the laws of Germany. Its principal offices are located at Stollberger Strasse 313, 50933 Köln, Germany. Its telephone number is +49 221 947 000.

New Organizational Structure

Immediately prior to the completion of this offering, we will form MSX-IBS Holdings, Inc. as a new holding company of MSX International, Inc. The following chart shows a summary of the anticipated organizational structure, as well as the applicable obligors under the proposed offering.

*	Guarantor of the Senior Secured Notes to be issued pursuant to this offering. The domestic subsidiaries of MSX International, Inc. will also guarantee the Senior Secured Notes. The lien in favor of the lender under our revolving credit facility will be senior to the lien securing the Senior Secured Notes.

Prior to completion of this offering, we plan to form a new U.S. corporation as a subsidiary of MSX International GmbH which, following the offering, would acquire certain assets of MSX International, Inc.’s domestic operations and other intercompany obligations. Such subsidiary will become a guarantor of the notes and its assets will continue to be pledged as collateral for the notes. Following the offering, it is expected that shares of the new U.S. corporation also will be acquired by MSX International Business Services France, SAS, MSX International TechServices S.A. and MSX International Holding Italia as part of our further corporate restructuring.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary consolidated results of operations data for fiscal 2004 and 2005 have been derived from our audited consolidated financial statements included in this offering circular. The following summary consolidated results of operations data for fiscal 2003 have been derived from our audited consolidated financial statements not included in this offering circular. The summary results of operations data for the nine month periods ended October 2, 2005 and October 1, 2006 have been derived from our unaudited financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for fair presentation of the data for that period. The summary results of operations and balance sheet data for and as of the year ended December 31, 2006, have been derived from our unaudited financial statements. The following pro forma credit statistics for the year ended December 31, 2006 give effect to this offering and the application of proceeds and the other transactions contemplated hereby, as if they occurred at the beginning of the period presented. The following summary as adjusted balance sheet data gives effect to this offering and the application of proceeds and the other transactions contemplated hereby, as if they occurred as of December 31, 2006.

The other financial data and pro forma credit statistics set forth below include calculations of EBITDA, Adjusted EBITDA and ratios based on Adjusted EBITDA. These data and statistics are not measures of operating results or cash flows, as determined in accordance with generally accepted accounting principles. Please see footnote (1) below for further discussion of these measures.

You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this offering circular.

				Nine Months Ended		Fiscal Year
	Fiscal Year			October 2,	October 1,	December 31,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands except ratios)

Results of Operations Data:
Net sales	$503,903	$454,305	$434,966	$308,404	$268,769	$362,215
Gross profit	74,270	69,183	66,610	47,837	47,222	65,788
Income (loss) from continuing operations	(40,740)	1,107	(91,615)	(1,732)	65	(1,411)
Other Financial Data:
Adjusted EBITDA(1)	$48,160	$41,837	$40,688	$30,127	$30,430	$42,971
EBITDA(1)	28,895	41,628	37,853	29,014	30,306	39,848
Depreciation and amortization (including goodwill impairment charges)	19,922	6,016	93,853	3,199	1,982	2,317
Capital expenditures(2)	2,588	972	1,999	2,095	1,596	1,426
Pro Forma Credit Statistics:
Ratio of net debt(3) to Adjusted EBITDA						4.4x
Ratio of Adjusted EBITDA to interest expense						2.0x

	As of December 31, 2006
	Actual		As Adjusted
	(dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$36,022	(4)	$11,493	(5)
Accounts receivable, net	88,979		88,979
Total assets	167,102		149,210
Total debt(3)	256,944		202,638
Redeemable preferred stock(6)	115,208		—
Total shareholders’ deficit(7)	(321,648)		(158,549)

(1)	EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

EBITDA for each period is defined as income (loss) from continuing operations plus (i) income tax provision, (ii) Michigan single business and similar taxes, (iii) minority interests and equity in affiliates, net of taxes, (iv) interest expense, net, (v) gain on extinguishment of debt, (vi) loss on asset impairment and sale, and (vii) depreciation and amortization (including goodwill impairment charges). Losses on asset impairment and sale have been added back for EBITDA purposes as these represent charges that will not require cash settlement at any future date. Michigan single business and similar taxes are treated like other income based taxes for purposes of EBITDA calculations, although U.S. generally accepted accounting principles require that such amounts are included as a component of operating income due to the nature of the tax.

The following table reconciles income (loss) from continuing operations to EBITDA:

				Nine Months Ended		Fiscal Year
	Fiscal Year			October 2,	October 1,	December 31,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)

Income (loss) from continuing operations	$(40,740)	$1,107	$(91,615)	$(1,732)	$65	$(1,411)
Plus:
Income tax provision	17,304	1,776	707	507	5,051	7,718
Michigan single business and similar taxes	2,279	1,988	1,737	1,241	1,086	1,736
Minority interests and equity in affiliates, net of taxes	(40)	—	—	—	—	—
Interest expense, net	28,518	30,741	33,875	25,799	22,122	29,488
Gain on extinguishment of debt	—	—	(704)	—	—	—
Loss on asset impairment and sale	1,652	—	—	—	—	—
Depreciation and amortization (including goodwill impairment charges)	19,922	6,016	93,853	3,199	1,982	2,317

EBITDA	$28,895	$41,628	$37,853	$29,014	$30,306	$39,848

We believe that Adjusted EBITDA is a useful measure of our future operating performance and ability to meet debt service obligations as it provides historical information related to operations which we continue to manage and operate and is indicative of our future operating performance and our ability to service debt obligations. Adjusted EBITDA reflects EBITDA plus the following item:

(a)	Restructuring and severance costs, comprised of facility consolidation costs, asset impairment and termination payments and related benefit costs, incurred in connection with headcount reductions, primarily in North America and Europe.

The following table reconciles EBITDA to Adjusted EBITDA:

				Nine Months Ended		Fiscal Year
	Fiscal Year			October 2,	October 1,	December 31,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)

EBITDA	$28,895	$41,628	$37,853	$29,014	$30,306	$39,848
Plus:
Restructuring and severance costs	19,265	209	2,835	1,113	124	3,123

Adjusted EBITDA	$48,160	$41,837	$40,688	$30,127	$30,430	$42,971

(2)	Capital expenditures for the nine month periods ended October 2, 2005 and October 1, 2006 include discontinued operations.

(3)	Net debt and as adjusted total debt do not include the existing mezzanine term notes and fourth lien term notes. A new holding company that will own all of the stock of MSX International, Inc. will issue new notes to the holders of the mezzanine term notes and fourth lien term notes and our obligations under these existing notes will be cancelled.

(4)	Includes restricted cash and cash equivalents. All restricted cash and cash equivalents will be released upon consummation of this offering.

(5)	Does not reflect accrued interest after December 31, 2006. Interest on the senior secured notes due 2007 and senior subordinated notes due 2008 accrues at approximately $1.9 million per month. If these notes are redeemed on April 30, 2007, accrued interest would total approximately $7.6 million. We will use additional cash on hand to pay accrued interest.

(6)	As part of the refinancing plan, the preferred stock of MSX International, Inc. will be cancelled as a result of the formation of the new holding company.

(7)	As adjusted total shareholders’ deficit reflects (i) the write-off of approximately $1.6 million in deferred financing costs relating to the refinancing of our senior secured notes due 2007 and our senior subordinated notes due 2008 contemplated hereby, (ii) the net increase to additional paid-in capital (“APIC”) of $49.6 million related to the cancellation of the existing mezzanine term notes and fourth lien term notes, and (iii) the increase to APIC of $115.2 million related to the cancellation of the existing redeemable preferred stock.

RISK FACTORS

An investment in the units involves a high degree of risk. In addition to the other information in this offering circular, prospective purchasers should carefully consider the following risks before making an investment in the units. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the notes. In such a case, you may lose all or part of your original investment.

Risks Related to this Offering

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and the note guarantees.

We are highly leveraged. As of December 31, 2006, on a pro forma basis after giving effect to this offering, the use of proceeds therefrom and the other transactions contemplated hereby, our total debt would have totaled $202.6 million. In addition, the indenture governing the notes will permit us to incur additional indebtedness. The degree to which we are leveraged could have important consequences to holders of the units, including the following:

•	making it more difficult for us to satisfy our obligations under the notes and other indebtedness;

•	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	dedicating a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for operations and expansion plans;

•	limiting our flexibility in planning for, or reacting to changes in business and the industries in which we compete;

•	placing us at a possible competitive disadvantage with respect to less leveraged competitors and competitors that have better access to capital resources; and

•	making us more vulnerable to a downturn in general economic conditions or our business.

If our financial condition, operating results and liquidity deteriorate, our relationships with our creditors, including our suppliers, may also be adversely affected. Our creditors could restrict our ability to obtain future financing and our suppliers could require prepayment or cash on delivery rather than extend credit to us. Our ability to generate cash flows from operations sufficient to service our short and long-term debt obligations would be further diminished.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control and to our ability to access payments and advances from our subsidiaries in amounts and at times sufficient to fund our debt obligations. There can be no assurance that our operating results or access to payments and advances from our subsidiaries will be sufficient for payment of our indebtedness, including the notes.

Risks Related to Our Business

We are reliant on the automotive industry.

Sales of our services to the automotive market (including OEM suppliers) accounted for approximately 92.1% of our net sales for the fiscal year ended December 31, 2006. As a result, our principal operations are directly related to global new and used automotive vehicle sales. Automotive sales are highly cyclical, dependent on consumer spending and subject to the impact of domestic and international economic conditions. A decline in automotive sales, or a decrease in the prices that we can realize from sales of our services to the automotive market, could materially adversely affect our results of operations or financial condition.

We are reliant on our major customers.

In the fiscal year ended December 31, 2006, sales to Ford, DaimlerChrysler, and General Motors, including their automotive subsidiaries, accounted for approximately 48.3%, 20.9%, and 6.7% of our consolidated sales from continuing operations, respectively. There can be no assurance that any of our top clients will continue to require all of the services currently provided or that any of our top clients will not develop alternative sources, including their own in-house operations, for the services they currently purchase. If any one of our top clients significantly decreases the amount of services it purchases from us or is no longer a client, it could have a material adverse effect on our results of operations and financial condition. In connection with selected services we provide to Ford, we collect receivables at approximately the same time we make payment to our suppliers. However, in connection with other programs, we typically are reimbursed by our clients within invoicing terms, which is generally a 30 to 60 day period after we pay our employees. If any of our large clients were to experience a liquidity problem that resulted in the client being unable to reimburse us, we could, in turn, develop a liquidity problem. This could have a material adverse effect on our business, operating results or financial condition.

Our cost reduction efforts may be unsuccessful and we may incur unanticipated expenses that could have an adverse effect on our results of operations and financial condition.

We continue to implement our overall business strategy following the implementation of a comprehensive cost reduction plan in late 2003, including exiting under-performing businesses, reducing employment costs in selected business units through reductions in staffing levels, reducing our facilities, and reducing operating costs. If we are unsuccessful in our efforts to optimize our cost structure and align resources with our growth strategy, or if the results of our cost reduction efforts do not occur as quickly as expected, we may incur unanticipated expenses and costs that would adversely effect our results of operations and financial condition.

Termination of client relationships may cause us to have uncovered financial commitments.

As a leading, single source provider of business, staffing, and engineering services, we provide our clients with a broad range of complementary services tailored to suit our clients’ needs. Accordingly, as our clients’ needs arise, we must sometimes make significant financial commitments and incur overhead expenses in order to complete projects or fulfill purchase orders. In the event that our clients cancel or cease to maintain their arrangements with us or we are unable to procure similar business from new clients, we may not be able to generate sufficient revenues to offset our financial commitments or overhead expenses. There can be no assurance that the work flow under our current arrangements will continue or that these arrangements will be replaced by similar arrangements with the same or new clients.

The revenues and stability of our client contracts fluctuates, which may adversely affect our operating results.

Most of our contracts do not ensure that we will generate a minimum level of revenues, and the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of such program. For example, we experienced declining revenue in our staffing and engineering business units over the last several years due in part to challenges posed by our key clients. Although we seek to sign multi-year contracts with our clients, our contracts generally allow clients to terminate the contract, or terminate or reduce client interaction volumes, on relatively short notice. We are usually not designated as our clients’ exclusive service provider; however, we believe that meeting our clients’ expectations can have a more significant impact on revenues generated by us than the specific terms of our client contracts.

Restrictive covenants in our senior credit facility, the indenture governing the notes and our other current and future indebtedness could adversely restrict our operating flexibility.

The discretion of our management with respect to certain business matters may be limited by covenants contained in our senior credit facility and the indenture, as well as other current and future debt instruments. Among other things, the covenants contained in such indenture restrict, condition or prohibit us from incurring additional indebtedness, creating liens on our assets, making certain asset dispositions and entering into certain transactions with affiliates. In addition, our senior credit facility contains financial and operating covenants and prohibitions, including requirements that we maintain certain financial ratios. There can be no assurance that our leverage and these restrictions will not materially and adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the indenture or any other agreements with respect to additional financing, including our senior credit facility or any replacement facility, could result in an event of default under these agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross acceleration or cross default provisions.

Our ability to meet our long-term liquidity needs and obtain additional financing is uncertain.

Effective June 30, 2006, we entered into a credit agreement with Wells Fargo Foothill, Inc. to replace our prior facility with JPMorgan Chase Bank, N.A. The term of our senior credit facility is three years. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million. Although we believe that our financing arrangements provide us with sufficient flexibility to fund our operations and debt service requirements through the refinancing of our senior and subordinated note obligations, there can be no assurance that will be the case. Furthermore, additional financing may not be available when needed, or, if available, financing may not be on terms favorable to us. If financing is not available when required or is not available on acceptable terms, we may be required to significantly curtail our business operations.

The existence of one or more material weaknesses in our internal controls over financial reporting could result in errors in our financial statements, and substantial costs and resources may be required to rectify any such internal control deficiencies.

We have identified material weaknesses in our internal control over financial reporting. Our business may be adversely affected if we have not adequately addressed those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

During the year ended January 1, 2006, we restated our previously issued financial statements for the fiscal years ended January 2, 2005 and December 28, 2003. The Public Company Accounting Oversight Board’s auditing standards provide that a restatement is a strong indicator of a material weakness. The existence of one or more material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies.

We are committed to, and are actively engaged in, remedying these matters. The failure to implement, or delays in implementing, the improvements necessary to remedy the material weaknesses could adversely affect our ability to report reliable financial information on a timely basis and to comply with the financial reporting requirements under applicable governmental rules.

Our principal shareholder may exercise control over our operations.

As of December 31, 2006, Citigroup Venture Capital Equity Partners, L.P. (“CVC”) and Court Square Capital Limited, an indirect wholly-owned subsidiary of Citigroup, Inc., together with their affiliates (collectively, “Citigroup”) beneficially owned approximately 76.5% of our outstanding common stock. Court Square Capital Partners (“Court Square”) is an independent private equity firm founded by the former managers of CVC that manages CVC. Accordingly, Citigroup and Court Square may be able to:

•	select our entire Board of Directors;

•	control our management and policies; and

•	determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Citigroup and Court Square may also be able to prevent or cause a change in control of the company and will be able to amend the company’s Certificate of Incorporation and Bylaws without the approval of any other of our stockholders. Further, Citigroup and certain members of management have entered into a stockholders’ agreement in which they have agreed to vote their shares in a manner so as to elect our entire Board of Directors.

Citigroup may influence our management and affairs and all matters requiring stockholder approval in ways that may not align with your interest as a noteholder. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Citigroup and other equity holders might conflict with your interests as a noteholder. Equity holders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments even though such transactions might involve risks to you as a noteholder.

In addition, affiliates of Citigroup and/or Court Square own the company’s mezzanine term notes, fourth lien term notes and approximately $40.0 million principal amount of the company’s 11 3/8% unsecured senior subordinated notes due 2008. See “Description of Certain Indebtedness” and “Certain Relationships and Related Transactions.”

The industries in which we operate are highly competitive.

Each industry in which we operate is highly competitive with limited barriers to entry. We compete in national, regional and local markets with full-service and highly specialized companies. We also compete with in-house units of our clients. Several of our competitors may have greater name recognition, as well as greater marketing, financial and other resources than us.

Price competition in each industry we operate is significant, and pricing pressures from competitors and clients are increasing, particularly as our clients continue to competitively bid new contracts. Additionally, we face the risk that certain of our clients may decide to offer more highly integrated services at a lower cost internally if they have the capability to do so. Moreover, competition from internet-based sources has increased and seeks to displace our service businesses and our competitors by replacing them with new business models.

We expect that the level of competition will remain high, and there can be no assurance that we will be able to compete effectively against our competitors in the future or that businesses will continue to outsource the types of services that we offer. Continued or increased competition could limit our ability to maintain or increase our market share and margins and could have a material adverse effect on our business, financial condition or results of operation.

Fluctuations in the general economy may adversely affect our operations.

Demand for our services is highly dependent upon the general level of economic activity and the staffing needs of our clients. The pace of client capital spending programs, new product launches and similar activities has a direct impact on the need for staffing services and project outsourcing. When economic activity begins to increase, temporary personnel are often added before full-time employees are hired. During expansions, there is also increased competition among staffing firms for qualified personnel. Conversely, as economic activity slows, the use of temporary employees is often curtailed by customers before permanent employees are laid off, resulting in a decreased demand for temporary personnel. For example, we experienced declining revenues over the last several years due to the unstable economic environment, the volatile demand for engineering and staffing services and challenges posed by key clients. Thus, an economic downturn on a national, regional or local basis could adversely affect the demand for our services and could have a material adverse effect on our results of operations or financial condition.

Our future success is substantially dependent on the availability of qualified personnel.

Our future success is substantially dependant upon our ability to attract, retain and develop personnel, particularly technical personnel, who possess the skills and experience necessary to meet the requirements of our clients or to successfully bid for new client projects. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with the changing needs of our customers and emerging technologies. Competition for individuals with proven technical or professional skills is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. We compete with other staffing companies, as well as our clients and other employers for qualified personnel. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers and upon economic terms acceptable to us. If the cost of attracting and retaining personnel increases, there can be no assurance that we will be able to pass this increased cost through to our clients, and therefore these increases may have a significant effect on our results of operations and financial condition.

We are substantially dependent upon our key personnel.

Our operations are substantially dependent upon the continued efforts of our executive officers and senior management. In addition, we are substantially dependent on the performance and productivity of our local managers and field personnel. Our ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of key executive officers and senior management who have acquired experience in running our operations on an international level may cause a significant disruption to our business. Moreover, the loss of our key local managers and field personnel may jeopardize existing client relationships with businesses that continue to use our services based upon past direct relationships with these local managers and field personnel. Either of these types of losses could adversely affect our operations, including our ability to establish and maintain client relationships.

We are subject to risks related to our international operations, which could have a material adverse effect on those operations or our business as a whole.

We currently provide services in 18 countries. For the fiscal year ended December 31, 2006, our foreign subsidiaries accounted for $159.8 million, or 44.1%, of our consolidated net sales from continuing operations. We expect sales by foreign subsidiaries as a percentage of total sales to rise. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

•	exposure to local economic conditions;

•	exposure to local political conditions, including the risk of seizure of assets by foreign government;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events and the resultant impact on economic and political conditions;

•	currency exchange rate fluctuations;

•	controls on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	changing, and in some cases, complex or ambiguous laws and regulations;

•	export and import restrictions; and

•	litigation claims and judgments.

To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business. For example, if a foreign currency appreciates against the U.S. dollar in a jurisdiction where we have significantly more costs than revenues generated in a foreign currency, the appreciation may effectively increase our costs in that location. From time to time, if we determine it is appropriate and advisable to do so, we may seek to lessen the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure you, however, that we will be successful in these efforts.

The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments.

Our operating results may fluctuate from period to period.

Results for any quarter or fiscal year are not necessarily indicative of the results that we may achieve for any subsequent quarter or fiscal year. The following factors are likely to cause fluctuations in our results of operations for particular quarterly or annual periods:

•	seasonality, including number of workdays and holiday and summer vacations;

•	the business decisions of our clients regarding the use of our services;

•	periodic differences between our clients’ estimated and actual levels of business activity associated with ongoing engagements;

•	the stage of completion of existing projects and/or their termination;

•	our ability to transition employees quickly from completed projects to new engagements;

•	the introduction of new products or services by us or our competitors;

•	changes in our pricing policies or those of our competitors;

•	our ability to manage costs, including those for personnel, support services and severance;

•	our ability to maintain an appropriate headcount in each of our workforces;

•	changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles, particularly those related to revenue recognition;

•	currency exchange rate fluctuations;

•	changes in estimates, accruals or payments of variable compensation to our employees; and

•	global, national, regional and local economic and political conditions and related risks, including acts of terrorism.

We may be liable for the actions of our employees and our clients.

In the course of providing services to our clients, we place our employees in the workplaces of other businesses. An attendant risk of this activity includes possible claims of errors and omissions, misuse of client proprietary information, discrimination and harassment, theft of client property, other criminal activity or torts, workers’ compensation claims and other claims. We have policies and guidelines in place to help reduce our exposure to these risks and have purchased insurance policies against certain risks in amounts that we believe to be adequate. While we have not historically experienced any material claims of these types, there can be no assurance that we will not experience these types of claims in the future or that our insurance will remain available on reasonable terms or be sufficient in amount or scope to cover any such liability. In addition, there can be no assurance that we may not incur fines or other losses or negative publicity with respect to such problems that could have a material affect on our business. In some instances, we have agreed to indemnify clients against some of the foregoing matters.

The temporary employment industry is heavily regulated.

The temporary employment industry is heavily regulated in many of the jurisdictions in which we operate. There can no assurance that the jurisdictions in which we operate will not create additional regulations that prohibit or restrict certain types of employment services that we currently provide, or impose new or additional benefit, licensing or tax requirements that may reduce our future earnings.

There can be no assurance that we will be able to increase the fees charged to our customers in a timely manner and in a sufficient amount to cover increased costs as a result of any of the foregoing.

The cost of unemployment insurance premiums and workers’ compensation costs for our temporary employees may rise and reduce our profits.

Businesses use temporary staffing in part to shift certain employment costs and risks to personnel services companies. For example, we are responsible for and pay unemployment insurance premiums and workers’ compensation for our temporary employees. These costs have generally risen as a result of increased claims and governmental regulation, as have the level of wages generally. There can be no assurance that we will be able to increase the fees charged to our customers in the future to keep pace with increased costs. Price competition in the personnel services industry is intense, and has led to lower margins. There can be no assurance that we will maintain our margins, and if we do not, our profitability could be adversely affected.

We depend on the proper functioning of our information systems.

We are dependent on the proper functioning of our information systems in operating our business. Our critical information systems used in our daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to hurricanes, other storms, flood, fire, earthquakes, power loss, telecommunications failures, physical or software break-ins and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and staffing records reliably, and to bill for services efficiently.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006, on an actual basis and as adjusted to give effect to the sale of the notes in this offering, the application of proceeds as described in “Use of Proceeds,” and the formation of our new holding company as if each had occurred on that date. The table below should be read in conjunction with “Summary Consolidated Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness,” and our historical consolidated financial statements and related notes included elsewhere in this offering circular.

	As of December 31, 2006
	Actual		As Adjusted(1)
	(Unaudited)
	(dollars in thousands)

Cash and cash equivalents	$36,022	(2)	$11,493	(3)

Total debt:
Senior credit facility	$—		$—
Senior secured notes due 2012	—		200,000
Senior secured notes due 2007	75,377	(4)	—
Mezzanine term notes(5)	24,862	(4)	—
Fourth lien term notes(5)	24,067		—
Senior subordinated notes	130,000		—
Notes payable to Satiz(6)	2,638		2,638

Total debt	256,944		202,638

Redeemable preferred stock(7)	115,208		—

Total shareholders’ deficit	(321,648)		(158,549	)(8)

Total capitalization	$50,504		$44,089

(1)	As adjusted for this offering and the use of net proceeds described under “Use of Proceeds,” as well as other transactions contemplated hereby.

(2)	Includes restricted cash and cash equivalents. All restricted cash and cash equivalents will be released upon consummation of this offering.

(3)	Does not reflect accrued interest after December 31, 2006. Interest on the senior secured notes due 2007 and senior subordinated notes due 2008 accrues at approximately $1.9 million per month. If the notes are redeemed on April 30, 2007, accrued interest would total approximately $7.6 million. We will use additional cash on hand to pay accrued interest.

(4)	Net of unamortized discount.

(5)	As part of the refinancing plan, the holders of the mezzanine term notes and fourth lien term notes will receive new notes issued by the new holding company and our obligations under these notes will be cancelled.

(6)	With the sale of Satiz, a subsidiary based in Italy, on April 21, 2006, we agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes are payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.

(7)	As part of the refinancing plan, the holders of the preferred stock of MSX International, Inc. will receive preferred stock of the new holding company and the preferred stock of MSX International, Inc. will be cancelled.

(8)	As adjusted total shareholders’ deficit reflects (i) the write-off of approximately $1.6 million in deferred financing costs relating to the refinancing of our senior secured notes due 2007 and our senior subordinated notes due 2008 contemplated hereby, (ii) the net increase to additional paid-in capital (“APIC”) of $49.6 million related to the cancellation of the existing mezzanine term notes and fourth lien term notes, and (iii) the increase to APIC of $115.2 million related to the cancellation of the existing redeemable preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Consolidated Financial Data” and our historical consolidated financial statements and related notes included elsewhere in this offering circular. This discussion contains forward-looking statements that are based on our management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk Factors” and elsewhere in this offering circular.

Overview

The following analysis of our results of operations and liquidity and capital resources should be read in conjunction with our consolidated financial statements and the related notes. Where necessary, prior year information has been modified to conform to the current year presentation. Operations classified as discontinued at January 1, 2006 have been excluded from the discussion of continuing operations and are discussed separately under the heading “— Discontinued Operations.”

Critical Accounting Policies

Our critical accounting policies are more fully described in Note 2 to our consolidated financial statements. Certain accounting policies applied require management’s judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to a degree of uncertainty. Management judgments are based on historical experience, information from our customers, market and regional trends, and other information. Significant accounting policies include:

Valuation of accounts receivable.  Periodically, we review accounts receivable to reassess our estimates of collectibility. We provide valuation reserves for bad debts based on specific identification of likely and probable losses. In addition, we provide valuation reserves for estimates of aged receivables that may be written off, based upon historical experience. These valuation reserves are periodically re-evaluated and adjusted as more information about the ultimate collectibility of accounts receivable becomes available. Circumstances that could cause our valuation reserves to increase include changes in our customer’s liquidity and credit quality, other factors negatively impacting our customer’s ability to pay their obligations as they come due and the quality of our collection efforts.

Valuation of goodwill and long-lived assets.  During the fourth quarter of each fiscal year, we review the carrying value of our goodwill and long-lived assets for impairment based on projections of anticipated discounted cash flows. Determining market values based on discounted cash flows requires management to make significant estimates and assumptions including, but not limited to, long-term projections of cash flows, investment requirements, market conditions, and appropriate discount rates. Management judgments are based on historical experience, information from our customers, market and regional trends, and other information including, in the case of discount rates, cost of capital data compiled by third parties. While we believe that the estimates and assumptions underlying our valuation models are valid, different assumptions could result in a larger or smaller charge to earnings. In completing our analysis in fiscal 2005 we used a discount rate of 12.23%, which represents the median weighted average cost of capital for the staffing industry per Ibbotson Associates, in our cash flows calculations. A 1% change in the discount rate results in a $13.0 million change in the calculated fair value assuming all other assumptions are unchanged.

In addition to our annual impairment analysis, we evaluate the carrying value of specific assets and liabilities when facts and circumstances warrant such a review. During fiscal 2005, results from continuing operations include a goodwill impairment charge totaling $89.8 million related to selected staffing businesses. Results of discontinued operations include goodwill impairment charges totaling $16.8 million related to Satiz. Both charges represent the estimated excess of book value over the fair value of such businesses. Fair value for these businesses was determined based on contemplated sale values for each business.

Deferred income taxes.  At January 1, 2006 our consolidated balance sheet includes net deferred tax assets of $6.6 million. As of January 1, 2006, valuation allowances totaling $36.2 million have been established against a substantial portion of our deferred tax assets. Valuation allowances were required due to cumulative operating losses generated by certain operations. In accordance with SFAS No. 109, when negative evidence such as cumulative losses exists management must place considerable weight on historical results and less weight on future projections when evaluating the realizability of deferred tax assets. As a result, management determined that the likelihood of realizing certain deferred tax assets was not sufficient to allow for continued recognition of assets.

Valuation of common stock purchase warrants.  In connection with the issuance of mezzanine term notes during 2003, we granted to Citicorp Mezzanine III, L.P. the right to purchase 16,666 shares of our Class A common stock. The purchase warrants are exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through July 31, 2013. To determine the fair value of the warrants we completed a discounted cash flow analysis, which requires management to make significant estimates and assumptions including, but not limited to, long-term projections of cash flows, market conditions, and appropriate discount rates. During the third quarter of 2003, we recorded common stock purchase warrants at a fair value of $750,000. While we believe that the estimates and assumptions underlying our valuation models are valid, different assumptions could result in a different fair market value assigned to the warrants.

Results of Operations

Nine Month Period Ended October 1, 2006 Compared with the Nine Month Period Ended October 2, 2005

Net Sales.  For the third quarter of fiscal 2006, consolidated net sales from continuing operations decreased $10.2 million, or 10.2%, compared to fiscal 2005. For the first nine months of fiscal 2006, consolidated net sales from continuing operations decreased $39.6 million, or 12.9%, compared to fiscal 2005. Our sales by segment, net of intercompany sales, were as follows:

	October 1,	October 2,	Inc/(Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Fiscal Quarter Ended:
Business Outsourcing Services	$42,270	$42,770	$(500)	(1.2)%
Human Capital Services	27,177	34,912	(7,735)	(22.2)%
Engineering Services	20,647	22,617	(1,970)	(8.7)%

Total net sales	$90,094	$100,299	$(10,205)	(10.2)%

	October 1,	October 2,	Inc/(Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Fiscal Nine Months Ended:
Business Outsourcing Services	$126,184	$132,493	$(6,309)	(4.8)%
Human Capital Services	79,628	108,655	(29,027)	(26.7)%
Engineering Services	62,957	67,256	(4,299)	(6.4)%

Total net sales	$268,769	$308,404	$(39,635)	(12.9)%

Sales in warranty and retail programs in Europe and non-domestic clients in the U.S increased $3.0 million and $6.0 million for the third quarter and first nine months of 2006 compared to 2005, respectively. These improvements were more than offset by lost or reduced program volumes as the result of cost reduction efforts by our traditional U.S. clients.

The decline in human capital services reflects reduced volumes in our U.S. automotive contract staffing services. Sales declined by approximately $5.3 million during the third quarter and $16.2 million during the first nine months of fiscal 2006 due to the exit of substantially all staffing programs with Delphi Corporation.

The majority of Delphi programs were transitioned to other suppliers subsequent to their filing for bankruptcy protection in October 2005. The transition of the remaining programs is expected to be complete by the end of fiscal year 2006. The decrease in sales of human capital services also reflects further reductions in automotive staffing volumes, primarily related to programs with General Motors and Ford Motor Company. Declines in such programs represent a $1.9 million and $10.8 million reduction in sales for the third quarter and first nine months of 2006 compared to 2005, respectively.

Sales of engineering services reflect decreased volumes in selected outsourced OEM engineering programs and specialty shop programs due to reduced OEM spending on specialty vehicle and accessory development. Reductions in U.S. based programs were offset by increased sales at our Brazilian contract engineering operations due to increased headcounts on Ford related programs. Brazilian sales volume improved $0.8 million during the third quarter and $4.9 million during the first nine months of 2006 compared to 2005. Such increases were partially due to a positive impact from exchange rates of $0.6 million and $2.5 million for the third quarter and first nine months of 2006 compared to 2005, respectively.

Operating Profit.  Our consolidated gross profit, selling, general and administrative expenses and operating income for the periods presented were:

	October 1,	October 2,	Inc (Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Fiscal Quarter Ended:
Gross profit	$15,243	$14,525	$718	4.9%
% of net sales	16.9%	14.5%	n/a	n/a
Selling, general and administrative expenses	$6,017	$6,498	$(481)	(7.4)%
% of net sales	6.7%	6.5%	n/a	n/a
Operating income	$9,517	$7,364	$2,153	29.2%
% of net sales	10.6%	7.3%	n/a	n/a

	October 1,	October 2,	Inc (Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Fiscal Nine Months Ended:
Gross profit	$47,222	$47,837	$(615)	(1.3)%
% of net sales	17.6%	15.5%	n/a	n/a
Selling, general and administrative expenses	$19,860	$22,150	$(2,290)	(10.3)%
% of net sales	7.4%	7.2%	n/a	n/a
Operating income	$27,238	$24,574	$2,664	10.8%
% of net sales	10.1%	8.0%	n/a	n/a

The decline in revenue for the third quarter and first nine months of 2006 compared to 2005 had a negative impact on gross profit of $3.1 million and $12.9 million, respectively. However, the impact was partially or fully offset by improved profits on 2006 programs due to reductions in operating costs, including the consolidation of underutilized facilities, and displacement of lower margin operations and related programs. As a result, gross profit as a percent of sales improved for both the third quarter and first nine months of 2006 compared to 2005. Gross profit increased 4.9% or $0.7 million for the third quarter of 2006 compared to the same period for 2005. Gross profit for the first nine months of 2006 decreased $0.6 million or 1.3% compared to the same period for 2005.

Selling, general and administrative costs decreased for both the first nine months and third quarter of 2006 but increased as a percent of sales versus 2005. The overall decrease in costs is due to reduction initiatives. The company continually evaluates costs relative to projected levels of business and will implement additional reductions as necessary. Operating results also include restructuring costs due to employment related actions taken to reduce operating and administrative support costs. During the quarter ending October 1, 2006, certain labor contingencies associated with prior restructuring actions were resolved for less than their original estimates. As a result, a $0.4 million benefit was recorded during the fiscal quarter ending October 1, 2006. The benefit partially offsets $0.5 million of restructuring charges during the first nine months of 2006. Restructuring costs were $0.1 million and $1.1 million for the first nine months of fiscal 2006 and 2005, respectively.

Interest expense, net.  Interest expense, net decreased from $8.3 million during the third quarter of 2005 to $7.1 million during the third quarter of 2006, a $1.2 million decrease. For the first nine months of fiscal 2006, interest expense decreased $3.7 million from fiscal 2005. The decrease in interest expense for both the third quarter and first nine months of fiscal 2006 compared to 2005 primarily resulted from the impact of foreign exchange rates on the recorded value of U.S. dollar denominated debt issued by our U.K. subsidiary. Net of foreign exchange driven reductions, interest expense improved slightly year over year due to reduced short term borrowing requirements under our bank credit lines.

Income taxes.  The company currently provides valuation allowances for a significant portion of its deferred tax assets. The effective tax rate for the periods presented differs from the 35% federal statutory rate primarily due to such valuation allowances, particularly related to U.S. operations. Valuation allowances in the U.S. and other operations resulted in unrecognized tax benefits of about $1.8 million and $4.0 million for the fiscal quarter and first nine months ended October 1, 2006, respectively. The remaining tax expense for the periods relates primarily to earnings in foreign jurisdictions for which valuation allowances have not previously been recorded. Income tax expense for the third quarter and first nine months of fiscal 2005 included a benefit of approximately $2.8 million related to the reversal of certain valuation allowances primarily in our U.K. operations, which fully or partially offset the impact of unrecognized tax benefits during 2005. Income tax expense for the third quarter and first nine months of fiscal 2006 include a benefit related to the reversal of certain valuation allowances in Germany. Valuation allowances are adjusted when facts and circumstances indicate a change in the likelihood of deferred tax asset utilization. Benefits recognized in the U.K. and Germany resulted from changes in the composition of the respective operations due to completed sale transactions. Based on such changes, management determined that it was more likely than not that certain net deferred tax assets will be realized in the future.

Discontinued Operations.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” discontinued operations include components of entities or entire entities that, through disposal transactions, will be eliminated from the on-going operations of MSXI. Management has determined these businesses are no longer core to the company’s strategy due to changing competitive requirements, client demands, and a required focus on business with higher growth and return prospects. For all businesses reflected as discontinued, a process for selling such operations has been initiated or completed.

Net assets held for sale are classified as such in the period that management determines it is probable that a sale of significant identifiable business will be completed within one year. The following are the operations classified as held for sale as of the periods presented:

Assets Held for Sale

At October 1, 2006

•	Certain property held by MSX International Engineering GmbH

At January 1, 2006

•	MSX International Engineering GmbH, our remaining engineering operations in Germany (selected assets sold July 30, 2006)

•	Satiz S.r.l., our Italian technical and commercial publishing business (sold April 21, 2006)

•	Creative Technology Services, LLC (sold January 19, 2006)

The following summary results of operations information is derived from the businesses that are either classified as held for sale at October 1, 2006 or were sold prior to October 1, 2006:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
	(dollars in thousands)

Net sales	$3,075	$25,637	$30,557	$112,757
Cost of sales	1,629	22,526	26,815	103,777

Gross profit	1,446	3,111	3,742	8,980
Selling, general and administrative expense	81	1,847	1,849	7,288
Restructuring and severance costs	—	—	11	6,655
Goodwill impairment charge	—	—	—	7,131

Operating income (loss)	1,365	1,264	1,882	(12,094)
Interest income, net	—	72	57	61
Net gain (loss) on sale of businesses	291	(32)	4,362	(4,031)

Income (loss) before taxes, net	1,656	1,304	6,301	(16,064)
Income tax expense (benefit)	(55)	(880)	29	(1,028)

Income (loss) from discontinued operations	$1,711	$2,184	$6,272	$(15,036)

Effective July 30, 2006, we completed the disposition of selected assets and liabilities associated with our remaining engineering business in Germany. The operations were sold to PD Entwicklung GmbH for a purchase price of $4.4 million at closing, before related expenses. The purchase price is subject to a net asset adjustment. Based on the preliminary closing balance sheet, an additional $0.9 million is expected from the net asset adjustment, subject to agreement by both parties. The purchase price is also subject to potential adjustment related to the resolution of certain contingencies. At closing, $0.3 million of the purchase price was placed in escrow pending resolution of these matters. The sale resulted in a net gain of $0.4 million after related fees and expenses, subject to the final net asset adjustment and resolution of contingencies. As of October 1, 2006, the company held $1.4 million in cash from the collection of accounts receivable on behalf of the buyer. This amount will be settled with the buyer in conjunction with the final net asset adjustment.

On April 21, 2006, MSX International Netherlands BV, a wholly-owned indirect subsidiary of the company, sold Satiz S.r.l., (“Satiz”) a wholly-owned indirect Italian subsidiary of the company, to Localfin S.r.l., (“LocalFin”) an Italian company with offices in Via Sant ‘Ennodio 1/A, Pavia, Italy. LocalFin paid €1.5 million for Satiz, with the potential for additional payments based on (i) any refunds to Satiz by the Italian Government of certain taxes and (ii) 2007 revenues generated by Satiz. As part of the sale agreement, the company agreed to honor promissory notes previously issued and payable to Satiz, which totaled approximately $5.4 million at closing. Proceeds from the sale were used to fund payments of a portion of the promissory notes payable to Satiz. The sale resulted in a net gain of about $3.8 million after fees and related expenses. The sale of Satiz eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

On March 3, 2006, MSXI concluded the sale of selected U.S. staffing businesses. The sale was completed for approximately $1.0 million plus royalties based on future performance of the business. Assets sold were comprised primarily of goodwill, net of an impairment charge recorded during the fourth quarter of fiscal 2005. Accounts receivable associated with the businesses were retained and have been substantially liquidated by the company. The sale resulted in no gain or loss after fees and related expenses.

On January 19, 2006, MSXI concluded the sale of its indirect, wholly owned subsidiary, Creative Technology Services L.L.C. (“CTS”) for approximately $6.2 million in cash plus a note receivable for approximately $0.2 million. Net assets sold approximated $5.9 million at the time of sale. The transaction resulted in a net gain of about $0.4 million after related fees.

On October 1, 2005, we completed the disposition of substantially all the engineering and staffing net assets of MSX International Limited, a U.K. subsidiary. The operations were sold to a newly organized subsidiary of ARRK Product Development Group Ltd. for a total purchase price of about $7.9 million, before related expenses. The sale resulted in a net gain of $0.6 million after fees and related expenses. MSX International Limited continues to deliver technical business services and vendor management programs to customers.

In June 2005 we completed the disposition of Cadform MSX Engineering GmbH (“Cadform”), an engineering subsidiary based in Germany. Prior to concluding the sale, MSX International Engineering GmbH (Cadform’s parent company) contributed €1 million of additional equity to Cadform and purchased certain real property from Cadform for €1.3 million. The sale was completed for nominal proceeds to MSXI resulting in a net loss of $4.6 million. The sale of Cadform eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

Fiscal Year Ended January 1, 2006 Compared with the Fiscal Year Ended January 2, 2005

Net Sales.  Overall, consolidated net sales decreased $19.3 million, or 4.3%, compared to fiscal 2004. Fiscal 2005 results reflect one week less sales for selected businesses due to the additional week included during fiscal 2004 as a result of our fiscal calendar. This reduction in billable days along with unfavorable exchange rates on non-U.S. sales were the primary reasons for the reduction in net sales from continuing operations during fiscal 2005. Our sales by segment, net of intercompany sales, were as follows:

	Fiscal Year Ended
	January 1,	January 2,	Inc/(Dec) vs. Fiscal 2004
	2006	2005	$	%
	(dollars in thousands)

Business Outsourcing Services	$169,155	$177,964	$(8,809)	(4.9)%
Human Capital Services	177,136	190,307	(13,171)	(6.9)%
Engineering Services	88,675	86,034	2,641	3.1%

Total net sales	$434,966	$454,305	$(19,339)	(4.3)%

Year over year sales of business outsourcing services reflect favorable volumes on warranty and retail service improvement programs in both European and U.S. operations. Our sales also reflect variations in exchange rates on non-U.S. operations during 2005. Foreign exchange rate movements decreased sales $7.5 million versus fiscal 2004. Improvements in sales volumes in warranty and retail programs have been offset by reductions in other traditional programs, primarily related to document management services. Reductions were primarily due to the exit or cancellation of such programs due to cost reduction actions at our customers.

The decline in human capital services reflects an 8.5% decline for fiscal 2005 in automotive contract staffing volumes. Automotive contract staffing reductions reflect reduced spending for engineering and technical positions by our major customers in the U.S. Other non-automotive human capital services volumes decreased 6.8% for fiscal 2005 reflecting reduced IT staffing volumes. Reductions in fiscal 2005 also reflect reduced billable days versus fiscal 2004 due to our fiscal calendar year.

Sales of engineering services reflect increased volumes from selected programs. Most notably, our tire and wheel assembly operations benefited from the launch of a second line during the fourth quarter of 2004 and our Brazilian contract engineering operations realized increased headcounts on Ford related programs. Improvements in those areas were partially offset by reduced volumes in engineering and specialty shop programs versus 2004.

Operating Income.  Our consolidated gross profit and operating income for the periods presented were as follows:

	Fiscal Year Ended
	January 1,	January 2,	Inc/(Dec) vs. 2004
	2006	2005	$	%
	(dollars in thousands)

Gross profit	$66,610	$69,183	$(2,573)	(3.7)%
% of net sales	15.3%	15.2%	n/a	n/a
Operating income(1)	$(57,033)	$33,624	$(90,657)	(269.6)%
% of net sales	(13.1)%	7.4%	n/a	n/a

(1)	Includes non-cash charge for goodwill impairment totaling $89.8 million.

Overall gross profit from continuing operations decreased from fiscal 2004 due to reduced sales volumes, partially offset by indirect cost savings. Volume reductions resulted in a decrease in gross profit of over $5.7 million. Volume reductions were partially offset by cost savings and improved mix of higher margin programs. We have realigned our variable cost structure to current levels of business by reducing indirect labor, operating costs, and the elimination of unprofitable operations that are not strategic to our long-term growth. We will continue to rationalize our cost structure for selected programs while working to expand more profitable lines of business.

Fiscal 2005 results include a non-cash goodwill impairment charge totaling $89.8 million related to select staffing operations in the U.S. The charge arose due to the company’s decision to divest such operations. The charge represents the excess of book value over the estimated fair value of goodwill associated with such businesses. Fair value was determined based on the contemplated sale value for the businesses. A sale was subsequently completed during the first quarter of 2006 for approximately the contemplated value.

Selling, general and administrative expenses decreased $3.7 million compared to fiscal 2004. Selling, general and administrative expenses, as a percentage of net sales, were 7.3% during fiscal 2005 compared to 7.8% during fiscal 2004. The overall decline is due to cost reductions, net of increased investment in selected sales and business development initiatives during fiscal 2005. The company continually evaluates selling, general and administrative expenses versus current and projected levels of business. Reductions have been achieved through consolidation and streamlining of supporting operations resulting in reduced headcount and related costs.

Operating results during fiscal 2005 and 2004 reflect cost reduction actions that resulted in restructuring costs totaling $2.8 million and $0.2 million, respectively. Such costs primarily represent payments for severance and related costs associated with employee reductions. We will continue to review operational and support costs relative to projected levels of business and take actions to optimize our cost structure. For a detailed analysis and explanation of these costs refer to “Restructuring Initiatives” below.

During the fourth quarter of fiscal 2005 a subsidiary of MSXI agreed to settle a debt obligation under a silent partnership agreement resulting in a gain on the extinguishment of $0.7 million. The silent partnership debt had an original maturity of December 31, 2005. The settlement was funded from cash operations.

Interest Expense.  Interest expense increased from $30.7 million during fiscal 2004 to $33.9 million during fiscal 2005, an increase of $3.2 million. The increase in interest expense compared to fiscal 2004 primarily resulted from the impact of foreign exchange rates on the recorded value of U.S. dollar denominated debt issued by our U.K. subsidiary. Changes in exchange rates resulted in an adverse impact during fiscal 2005 and a favorable impact during fiscal 2004.

Income Taxes.  Our provision for income taxes was $0.7 million during fiscal 2005 compared to $1.8 million during fiscal 2004. The following summarizes items impacting our effective income tax rate during fiscal 2005 and 2004:

	Fiscal Year Ended
	January 1,	January 2,
	2006	2005
	(dollars in thousands)

Tax (benefit) at 35% U.S. statutory rate	$(31,818)	$1,009
Goodwill	11,437	—
Valuation allowance	22,823	4,371
Effect of foreign tax rates	(1,034)	(1,396)
State and local taxes	401	(176)
Other, net	(1,102)	(2,032)

	$707	$1,776

The fiscal 2005 provision reflects the write-off of goodwill associated with certain U.S. staffing operations, which due to valuation allowances established, are treated as non-deductible. In addition, during fiscal 2005, the provision includes an income tax benefit of approximately $2.6 million related to the reversal of valuation allowances primarily in our U.K. operations. Due to changes in the composition of our U.K. operations, management determined that it is more likely than not that remaining net deferred tax assets at January 1, 2006 will be realized. Excluding this benefit, the effect of valuation allowances was consistent during 2005 compared to 2004. Other items impacting the effective tax rates relate to non-deductible expenses in selected jurisdictions.

Restructuring Initiatives

We completed significant restructuring programs during the past three years in response to lower demand for information technology staffing solutions, cost containment actions at major customers and deferrals of product development initiatives in the automotive industry. Such actions affecting our business have included extended seasonal shutdowns beyond normal seasonal variances, contract staffing reductions, and fee reductions due to competitive pressures and customer cost reduction initiatives. In response, we have taken steps to reduce employment costs in selected business units through reductions in staffing levels.

Management has implemented several cost reduction plans to optimize the company’s cost structure and align resources with the company’s growth strategy. The incremental costs of these programs have been reported during these years as restructuring and related charges and all initiatives to date have been initiated or completed at the end of fiscal 2005. The table below details the restructuring charges related to continuing operations for the last three fiscal years:

	Fiscal Year Ended
	January 1,	January 2,	December 28,
	2006	2005	2003
	(dollars in thousands)

Employee termination and related costs	$2,835	$209	$6,123
Facility consolidation costs	—	—	4,837
Other contractual costs	—	—	2,096
Asset impairments	—	—	6,037
Other	—	—	172

Total restructuring charges	$2,835	$209	$19,265

Employee termination and related costs.  Costs associated with employee terminations consist of severance pay, placement services, and legal and related fees. In accordance with SFAS No. 146 these charges were recorded at the time it was communicated to the employees that they were being involuntarily terminated. Reductions have been focused on indirect and administrative positions based on projected values of business and streamlining of supporting processes.

Facility consolidation costs.  We continually analyze our operating facilities based on profitability, lease terms and geographic and program requirements. In response to the reductions in our business we have reduced the number of facilities we operate from 102 as of December 30, 2001 to 53 as of January 1, 2006. As part of our 2003 restructuring initiatives, a $4.8 million charge was recorded in the fourth quarter of 2003 due to specific facility consolidation actions. Additional costs due to on-going facility consolidation actions during 2004 and 2005 totaled $2.5 million and $4.0 million, respectively, and are included in cost of goods sold. Facility consolidation costs include rental expense, property taxes, commissions, moving expenses and legal fees associated with the vacating of facilities.

Other contractual costs.  As part of our 2003 cost savings initiatives, we also analyzed our operating leases and determined that selected leases no longer provided economic benefit to the company. In accordance with SFAS No. 146 we recorded a liability for these leases equal to their fair values based on the remaining lease obligations in 2003. These costs include the termination of operating leases for computer software and equipment and certain other leases.

Asset impairments.  During 2003, the company recorded non-cash asset impairment charges totaling $6.0 million. The charges were based on an assessment of the recoverability of our long-lived assets in light of the challenging environment in which we operate. Assets are considered impaired if the book value exceeds the undiscounted cash flows expected from the use of the asset. The 2003 charges also included leasehold improvements that were abandoned as a result of our facility consolidations.

Discontinued Operations

In accordance with SFAS No. 144, discontinued operations include components of entities or entire entities that, through anticipated disposal transactions, will be eliminated from the on-going operations of MSXI. Management has determined these businesses are no longer core to the company’s strategy due to changing competitive requirements, customer demands, and a required focus on business with higher growth and return prospects. For all businesses reflected as discontinued, a process for selling such operations has been initiated or completed. The following are the operations classified as discontinued for the periods presented:

Assets Held for Sale

At January 1, 2006

•	MSX International Engineering GmbH, our remaining engineering operations in Germany

•	Satiz S.r.l., our Italian technical and commercial publishing business

•	Creative Technology Services, LLC. (sold January 2006)

At January 2, 2005

•	Substantially all of our European engineering and staffing businesses (portions of which were sold during 2005)

The following summary results of operations information is derived from the businesses that are classified as held for sale at January 1, 2006 or were sold during fiscal 2005:

	Fiscal Year Ended
	January 1,	January 2,
	2006	2005
	(dollars in thousands)

Net sales	$108,797	$175,794
Cost of sales	99,358	164,876

Gross profit	9,439	10,918
Selling, general and administrative expense	5,720	8,216
Restructuring and severance	6,763	1,453
Goodwill impairment charge	16,868	—
Loss on asset impairment and sale	—	—

Operating income (loss)	(19,912)	1,249
Interest expense (benefit), net	(156)	913
Net loss on sale of businesses	4,000	—

Income (loss) before taxes, net	(23,756)	336
Income tax provision (benefit)	(961)	(214)
Minority interest and equity in affiliates	—	—

Income (loss) from discontinued operations	$(22,795)	$550

Results of discontinued operations include restructuring charges for various actions implemented by management. Charges for 2005 were related to an agreement between Satiz and various trade union organizations that established a program for permanent employment reductions affecting 124 personnel. Affected employees are expected to utilize the program beginning in the first half of 2006. The Italian government approved the agreements and related program during the second quarter of 2005. Charges during 2004 were related to severance from on-going employment reductions. Charges during 2003 include $5.9 million of severance costs, $3.9 million of facility and lease commitment costs, $2.2 million related to unutilized assets, and $0.2 million of other miscellaneous costs. 2003 charges resulted from a comprehensive cost reduction plan initiated during the fiscal year.

Results of discontinued operations reflect a goodwill impairment charge of $16.9 million during fiscal 2005 related to our technical and commercial publishing business in Italy. The impairment charge was calculated based on the estimated fair value of this business versus the carrying value of assets held for sale in accordance with SFAS No. 142. Fair value of such assets was estimated based upon market values contemplated in the proposed sale.

In June 2005, we completed the disposition of Cadform, an engineering subsidiary based in Germany. Prior to concluding the sale, MSX International Engineering GmbH (Cadform’s parent company) contributed €1.0 million of additional equity to Cadform and purchased certain real property from Cadform for €1.3 million. The sale was completed for nominal proceeds to MSXI resulting in a net loss of $4.6 million. The sale of Cadform eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

Only July 1, 2005, we completed the disposition of substantially all of the engineering and staffing net assets of MSX International Limited, a U.K. subsidiary. The operations were sold to a newly organized subsidiary of ARRK Product Development Group Ltd. for a purchase price of approximately $7.4 million, before related expenses. As of January 1, 2006, $0.6 million of the proceeds remain in escrow pending the outcome of certain contingencies. All proceeds from the U.K. sale are subject to a blocked account control agreement with our banking institution pending resolution pursuant to the terms of our senior credit facility. MSX International Limited continues to deliver technical business services and vendor management programs to our customers.

On January 19, 2006, MSXI concluded the sale of its indirect, wholly-owned subsidiary, CTS, for approximately $6.2 million in cash plus a note receivable for approximately $0.2 million. Net assets sold approximated $5.9 million at the time of sale. The transaction resulted in a net gain of about $0.5 million after related fees.

Liquidity and Capital Resources

Historically, our principal capital requirements are for working capital, product development initiatives, and capital expenditures for customer programs. These requirements have been met through a combination of senior secured debt, issuance of senior subordinated notes and cash from operations. In response to lower sales volumes and a de-emphasis on capital intensive businesses we have reduced our capital expenditures for existing programs and selected new product development initiatives. We also emphasize disciplined management of working capital. Capital expenditure requirements for current programs have decreased commensurate with reduced demand for selected services and by redeploying underutilized assets. Days sales outstanding, accounts receivable agings, and other working capital metrics are monitored closely to minimize investments in working capital. We believe that such metrics are important to identify opportunities and potential problems, particularly those associated with the automated payment processes of our large automotive customers. Cash balances in excess of amounts required to fund daily operations are used to pay down any amounts outstanding under our credit facility. Thereafter, surplus funds are invested in short term, money market investments.

We typically pay our employees on a weekly basis and receive payment from our customers within invoicing terms, which is generally a 30 to 60 day period after the invoice date. However, in connection with certain of our vendor management services, we collect related receivables at approximately the same time we make payment to suppliers.

Operating Activities.  Net cash provided by operating activities was $0.2 million for the first nine months of fiscal 2006 compared to net cash used by operating activities of $9.6 million for the first nine months of fiscal 2005. Cash from operations is impacted by the timing of pass-through payments related to our vendor management programs. Such pass-through payments resulted in a $1.0 million use of operating cash during fiscal 2006 compared to an $11.7 million use of operating cash during fiscal 2005. Funded vendor payments are reflected in operating cash flows while unfunded vendor payments are reflected in financing cash flows as bank overdrafts. Net of pass-through cash flows, cash from operations decreased by $0.9 million versus the first nine months of fiscal 2005. Fiscal 2005 cash flows included $1.8 million related to the liquidation of inventory at a subsidiary that was sold effective December 31, 2005. As of October 1, 2006, $2.9 million of cash balances were held on behalf of a vendor management solutions partner and is reflected in the pass-through balances discussed above. Such amounts will be paid to vendors or our partner company in accordance with normal terms. During the third quarter of 2006, we completed the sale of selected net assets and liabilities of MSX International Engineering GmbH. As of October 1, 2006, the company held $1.4 million in cash from the collection of accounts receivable on behalf of the buyer. This amount will be settled with the buyer in conjunction with the final net asset adjustment.

Net cash provided by operating activities was $7.7 million in fiscal 2005, a $7.8 million decrease from $15.5 million in fiscal 2004. Cash flows from operating activities are impacted by the timing of payments for vendor management programs. Funding for vendor management programs reduced operating cash flow by $11.2 million versus fiscal 2004 due to the timing of receipts from customers. Unfunded payments for such programs are reflected as book overdrafts in our financial statements. Liquidation of selected inventories resulted in cash of $3.8 million during fiscal 2005 versus $3.5 million of investment during fiscal 2004. Inventory levels primarily reflect activity associated with contract manufacturing operations in the U.S. Remaining changes in cash from operations reflect lower earnings during fiscal 2005, primarily due to restructuring initiatives. As of January 1, 2006, $4.0 million of cash was held on behalf of a vendor management solutions partner. Subsequent to fiscal 2005, approximately $2.3 million of such balances were paid to vendors in accordance with normal terms.

Investing Activities.  Net cash provided by investing activities was $8.9 million for the first nine months of 2006 compared to net cash used by investing activities of $3.5 million for the first nine months of 2005. Capital expenditures decreased due primarily to divestitures completed since June 2005 and payments for contingent consideration were consistent with 2005 levels. Cash flows from investing activities include proceeds from the sale of businesses totaling $10.8 million and $5.1 million during 2006 and 2005, respectively. For further discussion regarding sales of businesses, refer to the analysis of discontinued operations elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations. The increase in restricted cash is mostly due to net proceeds received from the sale of businesses. In 2006, $12.3 million of restricted cash was released to reduce debt outstanding on our credit facilities.

Net cash used for investing activities was $2.2 million in fiscal 2005, a $2.3 million decrease from $4.5 million in fiscal 2004. Initial net proceeds of $5.1 million were generated from the sale of selected European operations. The net proceeds received are maintained with our banking institution, which is subject to a blocked account control agreement pending resolution pursuant to our senior credit facility. Net cash used for investing activities during fiscal 2005 and 2004 includes payments related to an on-going acquisition earnout obligation. Payments of $2.4 million per year for this obligation will continue through the end of 2007.

Financing Activities.  Net cash provided by financing activities was $3.4 million for the first nine months of 2006 compared to net cash used of $1.5 million for the first nine months of 2005. Debt issuance costs during fiscal 2006 reflect payments to complete our credit facility with Wells Fargo Foothill, Inc., as described further below. Repayments of debt represent funding of promissory note obligations to Satiz S.r.l. required due to the sale of Satiz S.r.l. in April 2006. Cash used to fund bank overdraft decreased $1.3 million versus 2005 primarily reflecting the timing of vendor management program payments.

Net cash used for financing activities was $12.3 million in fiscal 2005, a $0.5 million decrease from $12.8 million in fiscal 2004. Financing activities during 2005 include a decrease in book overdrafts of $7.9 million, compared to 2004 due primarily to the timing of payments for vendor management programs.

Liquidity and Available Financings

Our total indebtedness as of October 1, 2006 consists of senior secured notes, mezzanine term notes, fourth lien term notes, senior subordinated notes, and borrowings under various short-term arrangements. In addition, effective June 30, 2006 we entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent. The credit agreement replaced our prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. Our senior credit facility allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million.

As of October 1, 2006, we had $4.3 million in letters of credit outstanding against the facility. Available borrowing under our credit facility as of October 1, 2006 is subject to accounts receivable collateral requirements. As of October 1, 2006 we have $15.4 million available for immediate borrowing, subject to minimum availability requirements and based on eligible accounts receivable as determined in accordance with the agreement.

Cash and cash equivalents as of October 1, 2006 includes $3.5 million of restricted cash. Restricted cash represents the remaining net proceeds received from the sale of businesses. Restricted cash may be used to reduce debt outstanding or to fund selected operational cash needs subject to restrictions in our senior credit facility and bond indentures. In March 2006, the company utilized $8.3 million of restricted funds from prior asset sales held in a blocked account to permanently reduce debt outstanding under our prior credit facility with JPMorgan Chase Bank, N.A. In August 2006, the company utilized $4.0 million of restricted funds to permanently reduce debt outstanding under our current credit facility with Wells Fargo Foothill, Inc.

We believe that our financing arrangements provide us with sufficient financial flexibility to fund our operations, debt service requirements and contingent earnout obligations through the term of our senior and subordinated debt obligations, which mature in October 2007 and January 2008. The refinancing plan contemplated by this offering circular is intended to address our senior and subordinated debt obligations. Our ability to access additional capital in the long term depends on availability of capital markets and pricing on commercially reasonable terms as well as our credit profile at the time we are seeking funds. From time to time, we review our long-term financing and capital structure. As a result of our review, we may periodically explore alternatives to our current financing, including the issuance of additional long-term debt, refinancing our senior credit facility and other restructurings or financings. In addition, we may from time to time seek to retire our outstanding notes in open market purchases, privately negotiated transactions or otherwise. These repurchases, if any, will depend on prevailing market conditions based on our liquidity requirements, contractual restrictions and other factors. The amount of repurchases of our notes may be material and may involve significant amounts of cash and/or financing availability.

Debt Arrangements

Credit Facility.  Effective June 30, 2006, we entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent. The credit agreement replaced our prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. Our senior credit facility allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million.

Senior Secured Notes and Mezzanine Term Notes.  On August 1, 2003 we completed private offerings of senior secured notes totaling $100.5 million that mature on October 15, 2007. The transactions included the issuance of $75.5 million aggregate principal amount of 11% senior secured notes and $25.0 million aggregate principal amount of 11.5% mezzanine term notes. The notes were issued by both MSXI and MSX International Limited, a wholly owned subsidiary in the U.K. The $25.0 million of mezzanine term notes were issued to Citicorp Mezzanine III, L.P. Proceeds from the combined offering totaled $95.5 million, net of related expenses and discounts and were used to repay all debt outstanding under our existing credit facility. These transactions refinanced our debt obligations over a longer term and removed certain restrictive covenants in place under prior arrangements.

As part of the refinancing plan, the $75.5 million senior secured notes will be repaid with the proceeds from the offering contemplated hereby and the $25.0 million mezzanine term notes will be cancelled and the holders will receive new notes issued by the new holding company. These notes will be senior notes with a maturity of six (6) years with an interest rate of 14% per annum. The holding company may, at its option, pay interest in additional pay-in-kind senior notes rather than paying interest in cash.

Fourth Lien Term Notes.  Upon consummation of the private offering of senior secured notes, our second secured term note was amended and restated into a $14.7 million note issued by MSXI and a $2.4 million note issued by MSX International Limited. The amendments to the notes also included extending the maturity from June 7, 2007 to January 15, 2008, and resetting the covenants in the notes so that they are equivalent to the senior notes sold on August 1, 2003.

As part of the refinancing plan, the fourth lien term notes will be cancelled and the holders will receive new notes issued by the new holding company. These notes will be senior notes with a maturity in excess of six (6) years with an interest rate of 8% per annum. The holding company may, at its option, pay interest in additional pay-in-kind subordinated notes rather than paying interest in cash.

Senior Subordinated Notes.  We have $130.0 million of 11 3/8% unsecured senior subordinated notes outstanding, which are registered under the Securities Act of 1933. The notes mature on January 15, 2008 with interest payable semi-annually.

These notes will be repaid with the proceeds from the offering contemplated hereby.

Satiz Promissory Note.  Effective with the sale of Satiz on April 21, 2006, we agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes is payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.

Contractual Obligations and Off-Balance Sheet Arrangements

Our material obligations under firm contractual and other arrangements, including commitments for future payments under long-term debt arrangements, operating lease arrangements and other long-term obligations as of January 1, 2006 are summarized below.

	Payments Due by Period
		Less than			After
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(dollars in thousands)

Total debt	$252,772	$1,084	$251,688	$—	$—
Operating leases	21,880	9,313	7,705	3,476	1,386
Earnout/settlement obligation	4,834	2,417	2,417	—	—
Multi-employer pension plan obligations	1,143	199	596	348	—

Total	$280,629	$13,013	$262,406	$3,824	$1,386

The earnout / settlement obligation is related to a contingent earnout obligation pursuant to a prior acquisition. The monetary terms of the settlement are consistent in present value with amounts previously reserved by the company, with the balance paid in equal quarterly installments over three years. In addition to our total indebtedness, we also have a contingent commitment under a letter of credit totaling about $4.3 million, without duplication. Except for our letter of credit, we have no other existing off-balance sheet financing arrangements. Subsequent to January 1, 2006, in conjunction with the fifth amendment to our credit facility, the letter of credit was cash collateralized.

In addition to the above contractual obligations, at January 1, 2006, we have accruals totaling $3.8 million related to contingent earnout obligations related to the acquisition of Management Resources, Inc. For a discussion of this and other pending cases refer to the section titled “Business — Legal Proceedings.” It is impossible to determine the final outcome of all outstanding litigation or the impact on the company. If final liabilities related to litigation are significantly more than our current accrual, funding of such obligations could have a material adverse impact on our liquidity and capital resources.

Inflation

Although we cannot anticipate future inflation, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations. Our contracts typically do not include automatic adjustments for inflation.

Seasonality

The number of billing days in the period and the seasonality of our clients’ businesses primarily affect our quarterly operating results. Historically, demand for our services has been lower during automotive shutdown periods, including the year-end holidays.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. The company is currently assessing the impact of adopting SAB 108 on our consolidated financial statements.

In June 2006, The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact of this interpretation on our financial statements.

SFAS No. 123-R, Accounting for Stock-Based Compensation — Revised:  Issued by the FASB in December 2004, this standard establishes the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The new Statement is now effective for public companies for interim and annual periods beginning after June 15, 2005. Public companies with calendar year-ends will be required to adopt SFAS No. 123-R in the first quarter of 2006. MSXI is in the process of studying this statement, and has yet to determine the effects, if any, on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, including interest rate and currency exchange rate risks. Risk exposures relating to these market risks are summarized below. This information should be read in connection with the consolidated financial statements and the related notes thereto included elsewhere in this offering circular.

Currency Rate Management.  For fiscal 2005, 31.1% of our net sales, excluding discontinued operations, were from markets outside of the U.S. To date, the majority of our exposure to foreign exchange fluctuations has been naturally hedged since our foreign operations’ revenues and operating costs are typically denominated in the same currency. We may periodically hedge specific transactions or obligations in non-functional currencies in order to mitigate any additional risk. However, we do not enter into financial instruments for trading or speculative purposes. For the fiscal years ended January 1, 2006 and January 2, 2005, adjustments from the translation of the financial results of our foreign operations decreased equity by approximately $1.7 million and increased equity by approximately $1.9 million, respectively.

Interest Rate Management.  We manage interest cost using a combination of fixed and variable rate debt. As of January 1, 2006, we had approximately $75.2 million of senior secured notes outstanding (net of unamortized discount) at a fixed interest rate of 11% and approximately $24.7 million of mezzanine term notes outstanding (net of unamortized discount) at a fixed interest rate of 11.5%. Both notes mature on October 15, 2007. As of January 1, 2006, we had $130.0 million of senior subordinated notes outstanding at a fixed interest rate of 11 3/8% with a remaining duration of two years. As of January 1, 2006, the fair value of the senior subordinated notes was approximately $90.0 million, compared to its carrying value of $130.0 million.

Sales to Major Markets/Clients.  Our current business is heavily reliant on the domestic and foreign automotive industries. Ford, DaimlerChrysler, and General Motors, including their automotive subsidiaries, accounted for approximately 45.1%, 18.2%, and 6.8% respectively, of our consolidated net sales for fiscal 2005, excluding discontinued operations. Significant future price or volume reductions from these clients could adversely affect our earnings and financial condition. We believe we can expand our services to other less cyclical industries and have had some success in doing so. However, there can be no assurance that our diversification efforts will fully offset the impact of any further declines in our current automotive markets.

BUSINESS

The Company

We are a leading global provider of outsourced integrated business solutions, focused primarily on warranty management, dealer process improvement, and human capital solutions, to automobile and truck OEMs, dealers, suppliers, and ancillary service providers in Europe, the Americas and Asia-Pacific. We have over 70 years of experience servicing our clients and combine innovative people, proprietary processes and leading technologies to deliver integrated solutions addressing our clients’ unique requirements. Our clients are increasingly seeking outsourced solutions that enhance operational effectiveness and efficiencies, improve quality, reduce costs and generate revenue opportunities.

General

MSXI is a holding company incorporated under the laws of Delaware in late 1996. We currently have over 3,600 employees providing technical services to more than 200 clients in 18 countries.

Our long-term strategy is to increase sales of our integrated business solutions, deepen our market penetration of our core business with respect to our current clients and prospects and leverage our proprietary knowledge to develop new solutions. Our integrated business and human capital solutions address specific customer needs for process enhancements through improved product and service quality, rapid processing and analysis of large amounts of information, and a more flexible workforce able to expand and contract in relation to business volumes. We believe that our focus on these higher margin services will lead to improved profitability and revenue growth in these areas.

We operate in a highly competitive automotive market that is being affected by excess capacity, competition for market share, and pressure to reduce costs. To remain competitive, we are continually streamlining our costs structure and evaluating our product offerings based on customer demand. As a result of these factors, selected businesses have been sold due to management’s decision to focus on our core solutions offerings.

Our business is organized into three reporting segments: integrated business solutions, human capital solutions, and engineering services. The following table shows a summary of our net sales by segment from continuing operations, net of intercompany sales, for the fiscal year ended December 31, 2006.

Integrated Business Solutions	$171,056
Human Capital Solutions	106,378
Engineering Services	84,781

Total net sales	$362,215

The domestic and foreign markets for our services are highly competitive. In some cases, our competitors include a number of other well-established vendors, as well as customers with their own internal capabilities. Although a number of companies of varying size compete with us, no single competitor is substantially in competition with respect to all of our services.

Integrated Business Solutions

We offer a range of technology and information-based business solutions to meet the outsourcing requirements of our clients. Our business outsourcing solutions provide our clients with actionable product, market, and customer information they need to improve product quality, reduce costs, increase aftermarket sales opportunities and improve customer loyalty and satisfaction. We also offer information and knowledge-

based solutions that facilitate our clients’ communication strategies for creating, maintaining, and delivering value-added information. These solutions include:

•	Warranty Management Solutions — warranty process improvement best practices, claims assessment and analysis, warranty approval and technical helpdesks, contract administration of extended warranty programs, and management and operation of parts return centers;

•	Dealer Process Improvement Solutions — customized best practices programs that deliver measurable improvements in retail sales and profit growth, customer satisfaction levels, and shop flow capacity; and

•	Information Based Solutions — customized data and information solutions to support sales, service and product quality decisions for OEMs, dealers and other automotive retail constituents.

In many cases, our principal competition for these integrated business solutions is the customer’s in-house operations. Other competitors for these business services include, but are not limited to Accenture, Budco, EDS, IBM, Maritz, TeleTech/Percepta, Valley Forge/SPX, and Xerox.

Human Capital Solutions

We offer a broad range of services to help maximize the effectiveness, flow, and utilization of human capital in technology-oriented environments. These solutions include:

•	Contingent Staffing — traditional temporary and/or permanent staffing for information technology, engineering or other professional staff needs. Our staffing capabilities include design and production engineers, computer operators, database specialists, network administrators and specialists, PC support staff, software engineers, systems analysts and administrators, and technical support specialists;

•	Vendor Management Programs — management of the entire contract staffing procurement and deployment process on a regional, national or global basis utilizing web-enabled supporting technologies and custom processes;

•	Specialized Training — training programs and virtual training courseware; and

•	Outsourced Purchasing Services — management of the procurement process from initial requisition to supplier payment.

Our competitors in human capital solutions include Adecco International, Allegis, CDI, Keane, kforce, Manpower, Kelly Services Technical, Olsten, TechAid, and Volt. Other indirect competitors include Monster.com (a subsidiary of Monster Worldwide) and other internet-based staffing resource providers.

Engineering Services

Historically, we provided a complete range of engineering services, including consultancy, product and process development, and full program management to the automotive industry. As our clients have brought more of their engineering management services in-house, we have determined that these services are no longer core to our client solutions offerings. We have discontinued our European engineering operations and are considering various strategic alternatives with respect to our U.S. engineering operations.

In North America, Magna, Porsche, and Roush Industries, among others, deliver similar engineering services.

The Industry

Management estimates the global automotive business solutions industry at approximately $35 billion. The industry is characterized by significant fragmentation of services to OEMs, dealers and suppliers with few solutions providers able to provide integrated solutions spanning best practices, technology, information-based services and workflow automation on a global basis. The automotive industry is experiencing a period of significant change due to rising costs for product development, new technologies, intense competition and cyclical product demand. As a result of these industry dynamics, automobile and truck OEMs, dealers and suppliers are seeking to differentiate their products, improve quality, increase efficiency, reduce costs, and enhance revenue opportunities. OEMs, dealers and suppliers are focusing on their core competencies of building and selling automobiles and are increasingly looking to outsource non-core functions and services. OEMs have historically utilized outsourced manufacturing vendors for various subassemblies, as well as for areas such as IT services. Now, however, OEMs, dealers and suppliers are seeking to partner with outsourcing firms able to provide, implement, and monitor solutions for mission critical, yet non-core functions, such as warranty management and dealer process improvement.

In particular, OEMs, dealers and suppliers have sought outsourced solutions delivering the following benefits:

•	improved product and service quality through process improvements;

•	rapid processing and analysis of large amounts of information;

•	a more flexible workforce able to expand and contract in response to business volumes; and

•	a means to measure performance against key indicators.

Warranties have become a critical tool for OEMs to differentiate their products and for dealers to enhance revenue. However, as warranty periods and product complexity increase, the management of warranty programs has become increasingly more difficult for OEMs, dealers and suppliers.

In many instances, field product failures and service problems are not identified until a product is in the hands of a customer and corrective action may be delayed. The effect of delays in warranty service can significantly impact customer satisfaction and OEM, dealer, and supplier reputations. As automotive products have become more complex over time, “fix-it-right-the-first-time” repair performance has declined within the dealer network. In order to recognize product issues quickly and improve repair performance, understanding and analysis of the product warranty process is important. The traditional approach to warranty management adopted by many OEMs of focusing primarily on replacement part and service costs does not adequately address the total cost of warranty management or involve the appropriate dealer and supplier level parties.

In addition, dealers face competitive pressure to maintain revenue growth and operating margins. They seek to enhance their productivity through a broad range of revenue and customer satisfaction improvement initiatives, including in areas such as e-Commerce, as well as through the introduction of new services, maximizing shop flow capacity and better expense and inventory control with near-time information, and measurement of performance against key performance indicators.

Integrated solutions for areas such as warranty management and dealer process improvement are critical to the success of OEMs, dealers and suppliers, yet remain non-core functions. The ability of OEMs, dealers and suppliers to find outsourcing partners to deliver these integrated business solutions is becoming increasingly important and is recognized as a significant value opportunity.

Business Strengths

Leading Provider of Integrated Business Solutions to the Automotive Industry.  We are a leading provider of integrated business solutions to the automotive industry. We believe that we have been providing integrated business solutions, such as warranty management solutions, for longer than any other third party provider. Our 70 years of automotive best practices expertise and 15 year track record of delivering a broad array of outsourced business solutions provide us with a competitive advantage in serving the complex needs of OEMs, dealers and other automotive retail constituents such as financial services and aftermarket services companies on a global basis. In recognition of our market-leading reputation, in December 2006, we were awarded Best Automotive Consultancy Company 2007 by the Institute of Transport Management, and in 2006, we received the Toyota Kaizen Aftersales Award. In addition, in January 2007 we were again awarded Ford’s Q1 Award.

Significant Demonstrated Cost Savings for our Clients.  Our value-added solutions offer significant cost savings to our clients with proven metric-based and return-on-investment results. We believe that our integrated business solutions offerings have generated savings to our clients of many times their investment. In the current automotive environment, we believe these types of savings are very compelling opportunities for OEMs and dealers attempting to reduce their costs.

Strong Global Presence.  We have a strong global presence; with clients in 18 countries throughout Europe, the Americas and Asia-Pacific. Over half of our employees are located outside North America. As the automotive industry becomes increasingly global in nature, our global presence provides us with a competitive advantage in serving our clients. Our clients’ business decisions are often made globally, yet their purchases often occur locally. We maintain valuable relationships with the leading global automotive companies, both at their respective headquarters and at their local operations around the world.

Unique Knowledge Base, Technical Skills and Proprietary Processes.  We believe we bring value to our clients by providing superior information and integrated best practices, training and technology to reduce costs, enable revenue expansion and improve overall quality for our clients. Many of our solutions offerings are based on our unique knowledge base, accumulated over a 70 year operating history, the specialized skills of our employees, and proprietary processes and leading enabling technologies. We have developed extensive and proven methodologies for profiling, screening, hiring and training highly skilled employees who have strong backgrounds and expertise in the functional areas of OEMs and dealers that we service. Our integrated business solutions offerings employ our automotive expertise and advanced technologies, including our integrated warranty management solutions platform. For example, our warranty programs utilize proprietary analytic tools and technical field support to identify and address existing inefficiencies within our clients’ warranty claims assessment and administration processes. Within our dealer process improvement solutions, we are able to provide our automotive best practices and innovative training techniques to improve dealer service centers’ ability to diagnose and repair vehicle problems and improve their customer service. In addition, where appropriate, we have key partner alliance programs with companies who have best practice technologies or processes in areas such as data retrieval, data analytics and mining, information packaging, and software applications to provide seamless integrated solutions to our clients.

Longstanding Client Relationships.  Our company and its predecessors have had longstanding relationships with many of our clients dating as far back as 1935. Our top clients include leading U.S., European and Asian automotive and truck OEMs, dealers and suppliers such as Ford Motor Company, DaimlerChrysler, General Motors Corp., Visteon Corporation, Nissan Motor Co., Ltd., Fiat S.p.A., VW Group, Toyota Motor Corporation, AutoNation, and International Truck and Engine Corporation. Our enduring client relationships present a significant opportunity for us to package and market our global integrated business solutions as bundles and extend our solutions across their organizations.

Consistent Cash Flow Generation.  Over the last three years, we generated Adjusted EBITDA in excess of $40 million annually. We believe our core businesses, including both integrated business solutions and human capital solutions, and our niche focus have allowed us to generate consistent financial performance even in challenging automotive market conditions and position us well for future growth. Our core integrated business solutions operations in Europe has grown net sales at a CAGR of approximately 16% from 2002 to 2006 and has improved EBIT margins from 10% to approximately 15% over the same period. In strong markets, OEMs look to develop new program initiatives, which create demand for our solutions. In weaker markets, our clients focus on achieving cost reductions, which also create demand for our solutions. Consequently, our solutions are in demand across varying market cycles. Additionally, our labor oriented cost structure is highly variable, enabling us to scale our costs to meet market demand. Furthermore, our capital expenditure requirements are modest and have ranged from $1.0 million to $2.0 million annually over the last three years for our continuing operations. We believe that the combination of our consistent EBITDA performance, our variable cost structure, and our modest capital expenditure budget results in a stable, cash-generating business profile.

Experienced Management Team.  We benefit from the collective expertise of an experienced and committed management team under the leadership of Peter M. Leger, our President and Chief Executive Officer. Mr. Leger joined our company in December 2006, and brings with him over 20 years of proven experience in developing and launching business process outsourcing services and software solutions in the global automotive industry and other vertical markets such as financial services and aftermarket products. Mr. Leger is supported by a senior management team with an average of over 25 years of industry experience.

Business Strategy

Our vision is to be the market leader in providing integrated business solutions and human capital solutions to the global automotive and truck OEM, dealer and supplier markets. We are focused on achieving this goal through the following strategies:

Delivering Integrated Business Solutions to Our Clients.  Our market is characterized by service providers able to provide limited discrete solutions to their clients. Only a small number are able to provide integrated solutions spanning best practices, technology and workflow automation on a global basis. While we offer our services on a discrete basis, our focus is to bundle our services into integrated solutions to meet our clients’ needs throughout their organizations, which we believe differentiates us in our market. By delivering integrated business solutions, we believe we will be able to expand our client relationships and enter long-term (three to five year) agreements that will improve our margins. Additionally, we have entered into agreements providing for performance-based incentive arrangements that will also enable us to share in the significant savings we generate for our clients and further enhance our margins.

Further Develop Our Market Niche.  We believe our core focus on warranty management and dealer process improvement solutions is unique within our market. Our clients recognize our strength within these focus areas and, as a result, we have developed significant brand value and grown our core European integrated business solutions operations by a CAGR of approximately 16% over the past five years. Our core European integrated business solutions operations comprised approximately 33% of our net sales and 40% of our EBITDA for 2006. Management estimates that over $45 billion is spent worldwide annually within the automotive warranty space, which could represent an opportunity of up to $5 billion for outsourced business solutions like ours. Our strategy is to further capitalize on the significant warranty market to continue building our brand and revenues.

Increasing Market Penetration.  We have over 200 clients in 18 countries. Our clients’ business decisions are often made globally, yet their purchases often occur locally. We maintain valuable relationships with the leading global automotive companies, both at their respective headquarters as well as at their local operations around the world. We intend to increase revenue with existing clients, as well as acquire new clients with aggressive sales and marketing programs in all the major geographies that the automotive OEMs are located. We are focused on deepening our market penetration with existing clients and extending our solutions into new clients in Europe, the Americas and Asia-Pacific. To support our global sales strategy, during fiscal 2007 we intend to strengthen our organization by investing in key new staff positions in global sales, strategic marketing and planning, and product/solutions marketing and development.

Leveraging Information Based Solutions.  We measure and track a number of critical metrics related to warranty management and dealer process improvement solutions. Our long history and position as a leader in these markets has enabled us to compile a vast knowledge database which we believe can be used to generate significant new revenue streams. We are planning to convert our proprietary data into dynamic information services using best-of-breed data retrieval, normalization and analytics to provide additional solutions to our clients.

Disposition of Businesses

Management has determined that selected businesses are no longer core to our strategy due to various changes affecting the operations and the markets in which they compete. For additional information related to certain businesses dispositions, refer to Note 3 of our consolidated audited financial statements.

Significant Client and Supply Relationships

Our clients include major U.S. and European automobile and truck OEMs, dealers and suppliers, as well as other ancillary services providers in Europe, the Americas and Asia-Pacific. Although we have more than

200 clients, Ford, DaimlerChrysler, and General Motors, including their automotive subsidiaries, together accounted for 75.9% of our net sales from continuing operations for the fiscal year ended December 31, 2006.

A substantial portion of our sales is based on annual purchase order commitments. Such annual commitments are subject to competitive benchmarking and price negotiations at the option of our clients. Other services are delivered pursuant to annual or multi-year purchase orders that establish commercial terms, but which may vary in actual demand. A substantial portion of our human capital solutions is delivered pursuant to such an arrangement that is subject to annual renewal.

Substantial portions of our sales to selected large clients are sales of services that our predecessor companies or we have provided to these clients for numerous years. We often deliver these services on a preferred or sole-supplier basis, frequently in several countries or to multiple client subsidiaries. Often we are integrated with or utilize our clients’ systems and processes. In many instances, we are co-located in our customers’ facilities. We believe our services are an integral part of many of our clients’ day-to-day operations. Such relationships permit a degree of forward revenue visibility. They also give us the opportunity to expand existing client relationships by cross-selling our other technical business solutions.

We believe we have developed strong relationships with our clients. We have a reputation for quality, reliability and service that has been recognized through Best Automotive Consultancy Company 2007 by the Institute of Transport Management, a UK-based accreditation body to the transport industry, the Toyota Kaizan Aftersales Award, and Ford’s Q1 Award. In addition, most of our operations comply with ISO quality standards. Certification to ISO standards requires a determination by an independent assessor that the operation is in compliance with a documented quality management system. Quality certificates are site specific and are based upon the individual needs of our clients.

In general, equipment and technologies required to support our service offerings are obtainable from various sources in the quantities desired.

Global Capabilities

We believe our international presence is an advantage in winning and retaining new business, particularly for our warranty, management solutions and dealer process improvement solutions. We currently provide services in 18 countries through our facilities or on-site with clients. For the fiscal year ended December 31, 2006, 44.1% of our net sales were generated outside of the U.S. after adjusting for discontinued operations, of which approximately 34% was generated in Europe and approximately 10% was generated in other regions.

Employees

Our future success is substantially dependent upon our ability to attract, retain, and develop personnel, particularly technical personnel, who possess the skills and experience necessary to meet the needs of our clients. Competition for individuals with proven technical or professional skills is intense. We compete with other technical service companies, as well as clients and other employers for qualified personnel.

As of December 31, 2006, we had the following number of employees, broken out by geographic location:

Number of
Region	Employees

North America	1,825
Brazil	683
France	317
Germany	289
United Kingdom	233
Rest of Europe	284
Other	37

Total	3,668

A small portion of our employees in the U.S. are members of unions. We believe that our current relations with our employees are good. There are no significant issues arising under a collective bargaining agreement which we believe would have a material adverse effect on our financial condition, results of operations or long-term cash flows.

Seasonality of Our Business

The number of billing days in a fixed period and the seasonality of our clients’ businesses may affect our operating results. Demand for some of our services has historically been lower during automotive shutdown periods including both summer and year-end holidays.

Environmental

Due to the nature of our service offerings, compliance with foreign, federal, state, and local environmental protection laws and regulation is not expected to result in material capital expenditures or have a material adverse effect on our financial condition, results of operations, cash flows or competitive position.

Patents and Trademarks

We hold a number of U.S. and foreign patents, licenses, copyrights, tradenames, and trademarks. Although we consider our intellectual property valuable, we do not believe that there is any reasonable likelihood of the loss of any rights that would have a material effect on our operating units, services or present business as a whole.

Properties

We believe that substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our current and projected operating needs. The number of facilities in any region is dictated by the local demographics and requirements to support our clients’ needs. Our facilities are utilized to provide all or any combination of our service offerings across all of our segments. The following table sets forth the current number of facilities we operate by region, including one facility held for sale as of December 31, 2006:

Number of
Region	Facilities

North America	16
Germany	3
United Kingdom	2
Rest of Europe	6
Other	2

Total	29

All of our facilities are leased with the exception of one facility in Europe that is currently held for sale. We believe that the termination of any one lease would not have a material adverse affect on our business.

Legal Proceedings

We are involved in various legal proceedings incidental to the ordinary conduct of our business. One such matter was a claim for a contingent earnout payment under the terms of a purchase agreement for the acquisition of Management Resources, Inc. During the fourth quarter of 2006, our appeal to the Michigan Supreme Court was denied and we paid a $3.8 million award to the seller. Another matter is a complaint filed by DaimlerChrysler on February 1, 2007 in the Circuit Court of Oakland County, Michigan alleging over billing on past services and seeking an unspecified monetary award. We are in the process of trying to resolve the matter with DaimlerChrysler. In addition, our subsidiaries and we are parties to various legal proceedings arising in the normal course of business. While litigation is subject to inherent uncertainties, management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our consolidated financial condition, results of operation or cash flows.

Available Information

MSXI’s internet address is http://www.msxi.com. You can access free of charge all of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act on http://www.sec.gov. Such reports are available as soon as they are electronically filed with the SEC.

MANAGEMENT

The following table sets forth certain information with respect to individuals who serve as directors and executive officers of the company:

Name	Age	Position

Peter M. Leger	55	President, Chief Executive Officer, and Director
Frederick K. Minturn	50	Executive Vice President and Chief Financial Officer
Erwin H. Billig	80	Chairman and Director
David E. Cole	69	Director
Charles E. Corpening	41	Director
Michael A. Delaney	52	Director
Richard J. Puricelli	69	Director
Wolfgang Kurth	65	Senior Vice President
Bruce V. Culver	48	Vice President
Craig Schmelzer	58	Vice President

Peter M. Leger was appointed President and Chief Executive Officer of MSX International, Inc. in December 2006. Mr. Leger was also appointed as a Director of the company. Mr. Leger most recently served as Chief Executive Officer for VinPlus, LLC, which provides data services, e-Commerce and software solutions to the automotive retail and financial services sectors. Prior to that, he was the Chief Executive Officer for NAT, Inc. from 2003 to 2005, where he was responsible for expanding NAT, Inc.’s software solutions and warranty administration platform portfolio and participated in structuring the sale of NAT, Inc. to DealerTrack Holdings, Inc. in 2005. Mr. Leger was the founder of TAS Group, Inc., which focused on designing and implementing e-Commerce, software solutions and business process outsourcing for automotive and financial service companies, and served as its Chief Executive Officer from 2001 to 2003.

Frederick K. Minturn has been Executive Vice President and Chief Financial Officer since January 1997. Prior to joining MSX International, Inc., Mr. Minturn was Vice President of MascoTech, Inc.’s Automotive Operations group from 1994 through December 1996 and was a Group Controller of that operation beginning in 1991.

Erwin H. Billig served as Chief Executive Officer from April 1998 until January 2000 and was Chairman of the Board of Directors from January 1997 to December 2003, then serving as Director, and as Chairman of the Board as of July 2004. He served as Vice Chairman of MascoTech, Inc. from 1994 to 1997 and was Vice President and Chief Operating Officer of MascoTech, Inc. from 1986 to 1994. He is also the Chairman of the Board of Directors of Titan Wheel International, Inc.

David E. Cole has been a Director since January 1997. Dr. Cole is currently Chairman of the Center for Automotive Research, a not-for-profit corporation. He was formerly the Director of the Office for the Study of Automotive Transportation (OSAT) at the University of Michigan’s Transportation Research Institute since 1978. Dr. Cole is a director of Campfire Interactive, Inc., Saturn Electronics & Engineering, Inc., R.L. Polk, Inc., Plastech, Inc., and the Center for Automotive Research. Dr. Cole is on the boards of the Michigan Economic Development Corp., the Michigan Strategic Economic Investment and Commercialization Organization and is on the Board of Trustees of Hope College, and a member of the Michigan Technology Tri-Corridor Steering Committee.

Charles E. Corpening joined the Board of Directors in February 2002. Mr. Corpening has been a Partner with Court Square Capital Partners since 2006, was formerly a Partner with an affiliate of Citigroup Venture Capital Partners, L.P. from 2001 and was Vice President from 1994 to 2001. Prior to 1994, Mr. Corpening was with Roundtree Capital Corporation, a private investment firm, the Rockefeller Group, and the investment banking department of Paine Webber, Inc. He received his Bachelor of Arts degree from Princeton University and his Master of Business Administration degree from Columbia Business School. Mr. Corpening serves on the Board of Directors of FastenTech, Inc. and Premier Dental Services, Inc.

Michael A. Delaney has been a Director since January 1997. Mr. Delaney has been a Managing Partner with Court Square Capital Partners since 2006 and was formerly a Managing Partner with an affiliate of Citigroup Venture Capital Equity Partners, L.P. from 1997 to 2006. Mr. Delaney is also a Director of Arizant, Inc., IWCO Direct Inc., and Strategic Industries.

Richard J. Puricelli became a Director in February 2004. He has been with JAC Products as a Director since 1995, and in 1997 was appointed Chairman and Chief Executive Officer. In 2001, a successor became President and Chief Executive Officer of JAC Products. Mr. Puricelli continues as non-executive Chairman and Director. He is also a non-executive Chairman and a Director of FastenTech, Inc., and Director of ERICO International, Remy International, Inc., and Jackson Hole Mountain Resort Corporation. Prior to becoming active with JAC Products, Mr. Puricelli served as President of Modern Engineering. He also served as President of Atwood Automotive in Rockford, Illinois in 1995. Prior to that, Mr. Puricelli held a partnership in Grisanti, Galef and Goldress, was Senior Vice President of JP Industries, and held a variety of executive level positions with Standard Oil Company of Ohio and its subsidiary, Carborundum Company.

Wolfgang Kurth was appointed Senior Vice President, European Operations in December 2003. He was Managing Director, German operations, for Geometric Results, Inc. in April 1993 and later became Vice President, Automotive Process Management, with global responsibilities. Previously, Mr. Kurth worked in a number of management positions in finance at Ford Motor Company. Mr. Kurth earned a bachelor’s degree in business economics and engineering in Cologne, Germany.

Bruce V. Culver was appointed Vice President, Business Outsourcing Services Group Americas Operations, in October 2003. Mr. Culver leads growth and delivery operations concentrating on the automotive aftermarket by providing industry leading consulting, process outsourcing and document management services. Previously, Mr. Culver served as Division President at EDS leading operations supporting various business units at General Motors.

Craig R. Schmelzer was appointed Vice President, Human Capital Solutions, in October 2003. Mr. Schmelzer is responsible for providing and managing outsourced staffing and vendor management services and procurement services for the major automotive companies and many tier suppliers. Prior to joining MSXI, Mr. Schmelzer served as Executive Vice President of Megatech Engineering, which was acquired by MSXI in 1999.

Each of our Directors holds office until a successor is elected and qualified or until such Director’s earlier resignation or removal.

Audit Committee Financial Expert

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he or she is capable of analyzing and evaluating the company’s financial statements and understanding internal controls and procedures for financial reporting. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

Code of Business Conduct and Ethics

The company has adopted a Legal and Ethical Standards Compliance Program that applies to all employees of the company, including the principal executive officer, and the principal financial and accounting officer. In addition, the management accounting and management financial professionals of the company, including the principal financial and accounting officer are subject to the company’s Standards and Ethical Conduct for Management Accounting and Financial Management Professionals. The Legal and Ethical Standards Compliance Program and the Standards of Ethical Conduct for Management Accounting and

Financial Management Professionals are included by reference to the company’s annual report on Form 10-K and are also available in print to any shareholder requesting copies in writing from Frederick Minturn at the company’s headquarters.

Compensation Committee Report

The Compensation Committee of the Board of Directors is comprised solely of non-employee directors. The Compensation Committee is responsible for all aspects of the compensation arrangements with executive officers, including the officers named in the Summary Compensation Table. The Compensation Committee works with the Board of Directors and executive management, to develop overall compensation objectives and specific compensation programs.

The individuals serving on the Compensation Committee of the Board of Directors are Erwin H. Billig, Charles E. Corpening, and Michael A. Delaney.

Compensation Discussion and Analysis

General

Our compensation programs are designed to attract and retain especially qualified individuals upon whom the sustained progress, growth, profitability, and value of the company depend. Through the Compensation Committee, we have developed and implemented compensation policies, plans and programs to further these goals by rewarding our executives for positive financial performance. To this end, we tie a substantial portion of our executives’ overall compensation to measurable annual corporate milestones established in the executive incentive compensation plan.

Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation Committee. We do not currently engage any consultant related to executive and/or director compensation matters.

Compensation Components

During fiscal 2006, executive compensation included base salary, annual incentives, benefits generally available to MSXI employees, and certain other compensation.

Base Salary

The Compensation Committee fixes the annual base salary of the Chief Executive Officer and Chief Financial Officer. Annual base salaries are generally set at levels that take into account both competitive and performance factors, including sales growth, profitability, and client satisfaction. In addition, the Compensation Committee considers the financial results of the company and the success of the officers in developing and executing the company’s strategic plans. The Compensation Committee and the Board of Directors collaborate regarding the Chief Executive Officer’s salary. The Chief Executive Officer makes recommendations for other executives, which are approved by the Compensation Committee. Salary surveys and benchmark information are also utilized in determining other executive salary levels. The Compensation Committee believes that executive officer base salaries for 2006 were reasonable as compared to amounts paid to executives with similar skills and experience at comparable companies.

Incentive Compensation

The Compensation Committee administers an Executive Incentive Compensation Plan. The plan is designed to motivate executives to meet certain business plan financial objectives. The financial objectives focus primarily on profitability and liquidity. These objectives are expressed as days sales outstanding (“DSO”) and earnings before interest and taxes (“EBIT”). A low DSO equates to the efficient collection of accounts receivable and increased operating cash flows (liquidity). A high EBIT equates to high operating profit (profitability). Annually, the Compensation Committee establishes incentive targets and levels of attainment for the plan. The target levels and participants are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee and the Board of Directors.

Incentive targets, expressed as a percent of base salary, are established according to job responsibilities and competitive total compensation. Attainment levels are set at a range of 80% to 200% of the established financial objective. The total award is calculated as a percent of the incentive target based on the level of attainment achieved. The incentive awards are paid in the year following the period for which they were earned. For competitive reasons, we do not disclose specific achievement goals or awards, except as required under applicable laws, rules and regulations.

Stock Option Plan

The purpose of the Stock Option plan is to encourage executives to acquire a proprietary interest in the company in order to provide motivation and to reward them for the attainment of long-term company objectives. Stock options under the plan have an exercise price no less than the fair value of the stock on the date of grant and the options vest over a five-year period. There were no options granted during fiscal year 2006. To date, we have not recognized any expense related to employee stock options as the exercise price has significantly exceeded the estimated fair value of the stock on the date of grant.

Other Compensation

During fiscal year 2006, we paid living expenses on behalf of Mr. Netolicka.

Termination of Employment Payments

Two of our executives, Mr. Leger and Mr. Minturn, are entitled to receive certain payments from us in the event of a termination event. We believe that entering into severance arrangements with certain of our executives has helped us attract and retain the best-possible executive talent. The terms of Mr. Leger’s severance arrangement were negotiated as part of his hiring process. The terms of Mr. Minturn’s severance arrangement were negotiated during his current tenure as Chief Financial Officer. Without these provisions, these executives may not have chosen to accept employment with, or remain employed by, us. For a further description of the payments that Mr. Leger and Mr. Minturn, two of our Named Executive Officers, are entitled to receive in the event of certain termination events, see “— Employment Agreements.”

Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year that are not subject to a substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the befit includible in income. The company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Summary of Executive Compensation

The following Summary Compensation Table sets forth certain information with respect to all compensation paid or earned for services rendered to MSXI for the year ending December 31, 2006 for (i) those persons who served as our Chief Executive Officer or Chief Financial Officer during the year, (ii) our three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who served as officers at the end of the fiscal year, and (iii) one additional executive who would have been included in (ii) had he been serving as an executive officer at the end of the 2006 fiscal year (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE
for the fiscal year ended December 31, 2006

		Non-Equity	Nonqualified
		Incentive Plan	Deferred Plan	All Other
	Salary	Compensation(4)	Compensation	Compensation		Total
Name and Principle Position	($)	($)	($)	($)		($)

Peter M. Leger(1)	22,917	—	—	—		22,917
President, Chief Executive
Officer, and Director
Robert Netolicka(2)	729,167	504,000	—	117,792	(5)	1,350,959
Former President, Chief
Executive Officer, and Director
Fredrick K. Minturn	340,000	183,600	13,157	—		536,757
Executive Vice President
and Chief Financial Officer
Wolfgang Kurth	340,089	26,224	—	14,526	(6)	380,839
Senior Vice President
Park Payne(3)	233,333	—	—	—		233,333
Senior Vice President
Bruce V. Culver	200,000	—	998	—		200,998
Vice President of Operations
Craig Schmelzer	185,500	80,210	—	—		265,710
Vice President of Operations

(1)	Effective December 18, 2006, Mr. Leger was appointed to serve as the company’s President, Chief Executive Officer, and Director.

(2)	Effective December 18, 2006, Mr. Netolicka was replaced by Mr. Leger as President and Chief Executive Officer of the company. Mr. Netolicka will remain with the company in an advisory role until his retirement in early 2007.

(3)	Park Payne resigned from the company effective October 13, 2006.

(4)	Compensation pursuant to the company’s Executive Incentive Compensation Plan. Awards are paid in the year following the period in which they are earned.

(5)	Living expenses paid on behalf of Mr. Netolicka.

(6)	Includes automobile benefit of $10,302 and life insurance benefits of $4,224.

GRANTS OF PLAN-BASED AWARDS
for the fiscal year ended December 31, 2006

Estimated Future
Payouts Under
Non-Equity Incentive
Name	Plan Awards(1)

Robert Netolicka	$504,000
Fredrick K. Minturn	183,600
Wolfgang Kurth	26,224
Craig Schmelzer	80,210

(1)	Compensation pursuant to the company’s Executive Incentive Compensation Plan. Awards are paid in the year follow the period in which they are earned.

Stock Option Awards

The following table lists outstanding stock option awards as of December 31, 2006 for the Named Executive Officers:

Outstanding Stock Option Awards Table
as of December 31, 2006

			Number of
	Number of Shares		Shares
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options (#)		Options (#)	Option Exercise	Expiration
Name	Exercisable		Unexercisable	Price ($)	Date

Robert Netolicka	9,000	(1)	6,000	60.00	6/1/2013
Fredrick K. Minturn	1,000	(2)	1,500	80.00	1/1/2014
Wolfgang Kurth	300	(3)	75	80.00	2/1/2012
	1,275	(4)	850	80.00	11/12/2013

(1)	Options were issued on June 1, 2003 and vest 20% per year over 5 years.

(2)	Options were issued on January 1, 2004 and vest 20% per year over 5 years.

(3)	Options were issued on February 1, 2002 and vest 20% per year over 5 years.

(4)	Options were issued on November 12, 2003 and vest 20% per year over 5 years.

Option awards are issued at a value greater than the fair value of the stock on the grant date and vest evenly over five years with an expiration date of ten years from the grant date. To date, we have not recognized any expense related to employee stock options as the exercise price has significantly exceeded the estimated fair value of the stock on the date of grant.

Non-Qualified Deferred Compensation

The following table lists the Named Executive Officers that had earnings from our Deferred Compensation Program for the year ended December 31, 2006:

Non-Qualified Deferred Compensation Table
as of and for fiscal year ended December 31, 2006

		Aggregate
	Aggregate	Withdrawls/	Aggregate
	Earnings	Distributions	Balance
Name	($)	($)	($)

Fredrick K. Minturn	13,157	—	204,434
Park Payne	—	14,567	—
Bruce V. Culver	998	—	15,520

The company administers a deferred compensation program, which allows certain of our management employees to defer portions of their salary and bonus. During the second quarter of 2006, the Deferred Compensation Plan was frozen. As of December 31, 2006, certain funds remain in the plan account. The company expects to pay the remaining account balances to the employees during 2007 and terminate the plan. Aggregate earnings during 2006 represent interest earned on the aggregate balances.

Employment Agreements

Peter M. Leger.  Effective December 18, 2006, MSXI entered into an Employment Agreement with Mr. Leger. Mr. Leger’s employment agreement provides that he shall serve as the President and Chief Executive Officer of the company and as a member of the Board of Directors of the company until December 18, 2010, for an annual compensation of $550,000 plus a bonus having an annual incentive target of 60% of base salary. Mr. Leger is eligible for higher bonus payments, of up to 150% of his base salary, depending on the achievement of certain performance goals and is guaranteed a bonus of no less than $350,000 for fiscal year 2007. As required by the employment agreement, the company will review the base salary annually throughout the employment term. The employment agreement contains provisions providing for severance payments to Mr. Leger equal to 75% of his base salary and 75% of his bonus payments for the last completed calendar year prior to termination, payable in equal monthly installments over six months upon his termination by the company without cause or by him for good reason, as defined in the employment agreement. Along with the severance payments, the company is obligated to pay a prorated portion of any bonus payments earned during the year of the termination and any earned and unpaid base salary or unused vacation days, and provide 18 months of continued health care coverage. In addition, Mr. Leger agrees that upon termination of his employment, he will not compete with the business conducted by the company for an 18 month period following such termination; if the termination is by the company without cause or by Mr. Leger for good reason, as defined in the employment agreement, he is entitled to receive (in addition to the severance payments described above) payments equal to 75% of his base salary and 75% of his bonus payments for the last completed calendar year prior to such termination, payable in equal monthly installments over such 18 month period. If, effective December 31, 2006, Mr. Leger were terminated by the company without cause or by him for good reason, as defined in the employment agreement, he would be entitled to receive severance payments totaling $838,000, representing 150% of his base salary and 18 months of health care benefits.

Court Square Capital Partners, manager of CVC, separately entered into a letter agreement with Mr. Leger committing to develop and implement an Equity Incentive Plan upon a successful refinancing of the company’s debt. The plan will be developed in consultation with Mr. Leger and will provide for equity grants to Mr. Leger with an expected value of $5.0 million or more upon consummation of liquidity events in the future.

Fredrick K. Minturn.  On December 8, 2006, the company and Mr. Fredrick K. Minturn entered into an amendment to the employment agreement, dated November 12, 1996. The amendment provides that if

Mr. Minturn is terminated by the company without cause or by him for good reason, as defined in the employment agreement, before January 1, 2008 or if the term of the agreement is not automatically renewed pursuant to the terms of the agreement so that Mr. Minturn’s last day of employment with the company is before January 1, 2008, he shall be entitled to severance payments equal to his base salary and continued health care coverage for 18 months following such termination. Alternatively, if Mr. Minturn is terminated by the company without cause or by him for good reason, as defined in the employment agreement, after January 1, 2008 or if the term of the agreement is not automatically renewed pursuant to the terms of the agreement so that his last day of employment with the company is after January 1, 2008, he shall be entitled to severance payments equal to his base salary and continued health care coverage for 12 months following such termination. If, effective December 31, 2006, Mr. Minturn were terminated by the company without cause or by him for good reason, as defined in the employment agreement, he would be entitled to receive severance payments totaling $526,500, representing 18 months of his base salary and health care benefits.

Director Compensation

The following table outlines the fees earned or paid to our Directors during fiscal 2006:

DIRECTOR COMPENSATION
for the fiscal year ended December 31, 2006

	Fees Earned
	or Paid in
	Cash	Total
Name	($)	($)

David E. Cole	$21,500	$21,500
Richard J. Puricelli	22,000	22,000
Thomas T. Stallkamp(1)	5,000	5,000

(1)	Effective March 31, 2006, Mr. Stallkamp resigned from the Board of Directors.

Outside directors, who are not affiliated with MSXI or CVC, are entitled to receive $20,000 in annual compensation and $500 per meeting attended.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Billig, Corpening, and Delaney. Mr. Delaney also serves on the compensation committee of Remy International, Inc. Mr. Billig formerly served as the Chief Executive Officer of MSXI until January 2000. The members of the Compensation Committee are non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership, as defined by Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), of MSXI’s common stock as of December 31, 2006 by (i) each stockholder known to us to be the beneficial owner of 5% or more of any class of MSXI’s voting securities, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. So far as is known to us, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated. As a result of the holding company reorganization, MSXI will become a wholly-owned subsidiary of the new holding company and the stockholders of MSXI will become stockholders of the new holding company with the same number, class of shares and percentage equity ownership as they currently hold in MSXI.

	Number of Shares
	Beneficially Owned			Percent of Class
	Class		Series A	Class	Series A
	A		Preferred	A	Preferred
Name of Beneficial Owner	Common(1)		Stock	Common	Stock

Citigroup and affiliates	381,944	(2)	316,894	76.5%	88.2%
399 Park Avenue, 14th Floor
New York, New York 10043
Erwin H. Billig(3)	25,838	(4)	690	5.2%	0.2%
1950 Concept Drive
Warren, MI 48091
Charles E. Corpening(5)	182		57	—	—
399 Park Avenue, 14th Floor
New York, New York 10043
Michael A. Delaney(5)	7,547		3,200	1.5%	0.9%
399 Park Avenue, 14th Floor
New York, New York 10043
Frederick K. Minturn	9,084	(6)	69	1.8%	—
1950 Concept Drive
Warren, MI 48091
Wolfgang Kurth	1,650	(7)	—	0.3%	—
1950 Concept Drive
Warren, MI 48091
All directors and executive officers as a group (5 persons)	44,300		4,016	8.9%	1.1%

(1)	Consists of an equal number of shares of each of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock and Series A-4 Common Stock (collectively, the “Class A Common Stock”).

(2)	These shares are owned by Citigroup Venture Capital Equity Partners, L.P. (“CVC”), Court Square Capital Limited, an indirect a wholly-owned subsidiary of Citigroup, and their affiliates. Court Square Capital Partners, an independent company founded by the former managers of CVC, manages CVC and has voting and investment power with respect to the 101,440 shares owned directly by CVC.

(3)	In name of Billig Family Limited Partnership.

(4)	Includes options exercisable for 10,000 shares of Class A Common Stock within 60 days of March 15, 2007.

(5)	Mr. Corpening is a Partner with Court Square and Mr. Delaney is a Managing Partner with Court Square.

(6)	Includes options exercisable for 1,500 shares of Class A Common Stock within 60 days of March 15, 2007.

(7)	Includes options exercisable for 1,650 shares of Class A Common Stock within 60 days of March 15, 2007.

The following is a summary of equity compensation plans of the company:

Equity Compensation Plan Information
Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance under
	Issued upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options, Warrants	Price of Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in Column(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	30,000	$63.33	20,000
Equity compensation plans not approved by security holders	—	—	—

Total	30,000	$63.33	20,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these respective transactions were consummated. As part of the refinancing plan contemplated hereby, we are reorganizing our corporate structure, including the formation of a new holding company, MSX-IBS Holdings, Inc., that will own all of the stock of MSX International, Inc. and become the obligor on our mezzanine term notes and fourth lien term notes. As a result, our stockholders will become stockholders of the new holding company with the same number, class of shares and percentage equity ownership and accordingly, the amended and restated stockholders’ agreement described below will continue to apply to stockholders of the new holding company.

Amended and Restated Stockholders’ Agreement

In March 2001, as a result of the sale by MascoTech, Inc. of its interest in MSXI, we amended and restated our stockholders’ agreement (the “Stockholders’ Agreement”) with CVC and its permitted transferees (together with CVC, the “Institutional Stockholders”) and certain executive officers and directors of MSXI (the “Management Stockholders” and, together with the Institutional Stockholders, the “Stockholders”). The Stockholders’ Agreement imposes certain restrictions on, and rights with respect to, the transfer of shares of MSXI’s Common Stock (as defined) and Series A Preferred Stock held by the Stockholders. The Stockholders’ Agreement also entitles the Stockholders to certain rights regarding corporate governance of MSXI, and to CVC the right to purchase its pro rata share in connection with the issuance of any new shares of Common Stock.

The Stockholders’ Agreement sets forth conditions under which the parties may transfer their shares. The Stockholders’ Agreement provides for a right of first refusal in favor of MSXI in the event that any Stockholder (the “Selling Stockholder”) desires to transfer its shares of Common Stock pursuant to a bona fide third party offer or an involuntary transfer (as defined in the Stockholders’ Agreement). To the extent that we elect to purchase fewer than all of the shares proposed to be sold by such Selling Stockholder, the Stockholders’ Agreement provides for rights of first refusal on a pro rata basis in favor of the Institutional Stockholders. In the case of a bona fide third party offer, without the consent of the Selling Stockholders, neither MSXI nor the Institutional Stockholders may purchase any of the shares pursuant to the right of first refusal unless all such shares are purchased. If such Selling Stockholder is CVC, and such Selling Stockholder proposes to sell shares representing more than 25% of the outstanding shares of Common Stock on a fully diluted basis or if any Selling Stockholder proposes to transfer shares of Series A Preferred Stock, then such Selling Stockholder must also cause the buyer to give the other Stockholders an option to sell a pro rata number of their respective shares of the same class and on the same terms and conditions as the Selling Stockholder. In the event that a Management Stockholder’s shares of capital stock are subject to an involuntary transfer (such as a seizure pursuant to a judgment item or in connection with any voluntary or involuntary bankruptcy proceeding), the Stockholders’ Agreement grants similar rights to purchase such shares first to MSXI and then to the Institutional Stockholders, pro rata.

If the Institutional Stockholders propose to sell or otherwise transfer for value to an unaffiliated third party 51% or more of their MSXI Common Stock or Series A Preferred Stock, the Institutional Stockholders have the right to require the other stockholders to sell or transfer a similar percentage of their Class A Common Stock, equity equivalents or Series A Preferred Stock, as applicable, to such party on the same terms. If the Institutional Stockholders propose the sale or other transfer for value of all or substantially all of the assets or business of MSXI to a third party, the Institutional Stockholders have the right to require the other stockholders to approve such transaction in their capacity as stockholders of MSXI. If the Institutional Stockholders propose to transfer Class A Common Stock representing 25% or more of the Class A Common Stock (on a fully-diluted basis), other than in a registered public offering or other permitted transactions, the other stockholders have the option to sell to the same offeree pursuant to tag-along rights a similar percentage of their Class A Common Stock or equity equivalents on the same terms. If any stockholder proposes to transfer any shares of Series A Preferred Stock, the other stockholders have the option to sell to the same offeree pursuant to tag-along rights a similar percentage of their Series A Preferred Stock on the same terms.

The Stockholders’ Agreement provides that the Board of Directors of MSXI shall consist of seven members consisting of four nominees of CVC, one nominee of the Management Stockholders and two disinterested directors.

In January 2003, the Stockholders’ Agreement was amended to permit stockholders who are trusts, corporations, limited liability companies or partnerships and who are terminating or liquidating to distribute shares of MSXI Common Stock and Series A Preferred Stock to their respective beneficiaries, stockholders, members or partners.

In August 2003, the Stockholders’ Agreement was amended to join Citicorp Mezzanine III, L.P. as a party and provide customary observers’ and other rights to Citicorp Mezzanine III, L.P.

As part of our refinancing and corporate reorganization plan, we are reorganizing our corporate structure, including the formation of a new holding company, MSX-IBS Holdings, Inc., that will own all of the stock of MSX International, Inc. Our stockholders will become stockholders of the new holding company with the same number, class of shares and percentage equity ownership as they currently have in MSXI. In addition, the outstanding preferred stock of MSX International, Inc. will be cancelled and replacement preferred stock with identical terms will be issued by the new holding company. We expect our stockholders will continue to have similar rights and obligations as are set forth in the Stockholder Agreement upon formation of MSX-IBS Holdings, Inc.

Amended and Restated Registration Rights Agreement

Pursuant to the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), the Institutional Stockholders are entitled to require MSXI to effect a public offering of Common Stock underwritten on a firmly committed basis which (taken together with all other similar previous offerings) raises at least $50.0 million of aggregate net proceeds to MSXI or results in at least 25% of the Common Stock on a fully-diluted basis being sold. The Institutional Stockholders (as a group) are entitled to three long-form registrations and unlimited short-form registrations on demand, in each case at the expense of MSXI (other than underwriting commissions and discounts). The other stockholders are entitled to include shares of Common Stock in these registrations, subject to a right of first priority in favor of the Institutional Stockholders and customary underwriters’ cutback rights. The Institutional Stockholders and all other stockholders are entitled to include, at the expense of MSXI, their shares of Common Stock in any primary registrations initiated by MSXI or any secondary registration on behalf of other stockholders requested by such stockholders on a pro-rata basis, subject to customary underwriters’ cutback rights.

In August 2003, the Registration Rights Agreement was amended to join Citicorp Mezzanine III, L.P. as a party and to provide the same registration rights as the other Institutional Stockholders.

We expect that the Institutional Stockholders will have similar rights upon formation of MSX-IBS Holdings, Inc.

Mezzanine Term Notes

In connection with the offering of senior secured notes during 2003, MSX International, Inc. issued to Citicorp Mezzanine III, L.P., an affiliate of CVC and Court Square, a senior secured note in the aggregate principal amount of $21.5 million.

In addition, MSX International Limited issued to Citicorp Mezzanine III, L.P. the mezzanine term note in the aggregate principal amount of $3.5 million.

Each mezzanine term note bears interest at a rate of 11.5% per year and will mature on October 15, 2007.

In connection with the issuances of the mezzanine term notes, MSX International, Inc. issued to Citicorp Mezzanine III, L.P. a stock purchase warrant for a number of shares of our Class A common stock no more than three percent of our Class A common stock issued and outstanding at the date of the issuance. The warrant is exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through

July 31, 2013. In connection with the issuance, Citicorp Mezzanine III, L.P. received a placement fee equal to $750,000.

As part of the refinancing plan, these notes will be cancelled and the holders will receive new notes issued by the new holding company.

Fourth Lien Term Notes

In conjunction with the second amendment of our former credit facility on July 10, 2002, we entered into a senior secured term note with an affiliate of CVC, our majority owners. Concurrently with the consummation of the offering of the existing units, in August 2003, the second term note was amended and restated into a $14.7 million note issued by MSX International, Inc. and $2.4 million note issued by MSX International Limited. The amended and restated notes bear interest at a rate of 10.0% per year.

As part of the refinancing plan, these notes will be cancelled and the holders will receive new notes issued by the MSX-IBS Holdings, Inc.

Senior Subordinated Notes

CVC Capital Funding LLC, an affiliate of CVC and Court Square, owns approximately $40.0 million principal amount of the company’s 11 3/8% senior subordinated notes due 2008.

As part of the refinancing plan, these notes will be repaid with the proceeds from the offering contemplated hereby.

Court Square Refinancing Fee

Court Square Advisor LLC, an affiliate of Court Square, will receive a structuring fee of 1% of the approximately $250 million of indebtedness being refinanced as contemplated hereby. Court Square Advisor LLC will also receive a $250,000 underwriting fee with respect to the agreement by Citicorp Mezzanine III, L.P. to acquire the $25.0 million principal amount of MSX-IBS Holdings, Inc. notes in exchange for the mezzanine term notes currently owned by Citicorp Mezzanine III L.P.

Court Square Advisor LLC is the manager of (i) CVC, an equity owner of the company, (ii) Citicorp Mezzanine III, L.P., the owner of the mezzanine term notes, and (iii) CVC Capital Funding LLC, which owns approximately $40.0 million principal amount of the company’s 11 3/8% senior subordinated notes due 2008.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

Effective June 30, 2006, we entered into a credit agreement with Wells Fargo Foothill, Inc, as arranger and administrative agent. The credit agreement replaced our prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. The credit agreement with Wells Fargo Foothill, Inc. allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million.

The credit agreement is secured by a first priority lien on substantially all of the current and future assets of MSXI and each domestic subsidiary. Borrowings by our United Kingdom subsidiary are also secured by substantially all of the assets of our United Kingdom subsidiaries. Advances under the credit agreement currently bear interest at either a LIBOR rate or a Base Rate, as established by Wells Fargo Foothill, Inc., plus a margin of 2.5% for LIBOR rate loans and 1.5% for Base Rate loans. The credit agreement contains certain customary representations and warranties and ratifications that must be met on an ongoing basis.

Our ability to borrow under the credit agreement is subject to a borrowing base determined by our accounts receivable, and net of certain reserves. Eligible accounts receivable and related reserve requirements are subject to the discretion of Wells Fargo Foothill, Inc. In addition to usual and customary affirmative and negative covenants, the credit agreement also requires satisfaction of certain financial tests, including a minimum earnings requirement and capital expenditure limitations, which become applicable if availability pursuant to the borrowing base drops below an agreed level for a defined period of time.

An Intercreditor Agreement will set forth the relative rights to our collateral of (i) the collateral agent that will act on behalf of the lenders under our senior credit facility and (ii) the collateral agent that will act on behalf of the holders of the notes offered hereby. Proceeds from the sale of collateral will be used first to satisfy obligations under the senior credit facility and, thereafter, the notes offered hereby. See “Description of the Notes — Security.”

Senior Secured Notes and Mezzanine Term Notes

On August 1, 2003, we completed private offerings of senior secured notes totaling $100.5 million that mature on October 15, 2007. The transactions included the issuance of $75.5 million aggregate principal amount of 11% senior secured notes and $25.0 million aggregate principal amount of 11.5% mezzanine term notes. The notes were issued by both MSXI and MSX International Limited, a wholly owned subsidiary in the U.K. The $25.0 million of mezzanine term notes were issued to Citicorp Mezzanine III, L.P. Proceeds from the combined offering totaled $95.5 million, net of related expenses and discounts and were used to repay all debt outstanding under our existing credit facility.

As part of the refinancing plan, the $75.5 million senior secured notes will be repaid with the proceeds from the offering contemplated hereby and the $25.0 million mezzanine term notes will be cancelled and the holders will receive new notes issued by the new holding company.

Fourth Lien Term Notes

In connection with the private offerings of senior secured notes, our second secured term note was amended and restated into a $14.7 million note issued by MSXI and a $2.4 million note issued by MSX International Limited. The amendments to the notes also included extending the maturity from June 7, 2007 to January 15, 2008, and resetting the covenants in the notes so that they are equivalent to the senior secured notes sold on August 1, 2003. The amended and restated notes bear interest at a rate of 10.0% per year.

As part of the refinancing plan, the fourth lien term notes will be cancelled and the holders will receive new notes, issued by the new holding company.

Senior Subordinated Notes

At December 31, 2006, we had $130.0 million of 11 3/8% unsecured senior subordinated notes outstanding. The notes are unsecured senior subordinated obligations of the company and mature on January 15, 2008. Interest on the subordinated notes is payable semi-annually at 11 3/8% per annum and commenced July 15, 1998. The notes may be redeemed subsequent to January 15, 2003 at premiums that begin at 105.6875% and decline each year to face value for redemptions taking place after January 15, 2006. The senior subordinated notes are guaranteed by each of our significant domestic restricted subsidiaries, as defined in the indenture for the subordinated notes.

As part of the refinancing plan, these notes will be repaid with the proceeds from the offering contemplated hereby.

Satiz Promissory Note

Effective with the sale of Satiz on April 21, 2006, we agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes is payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.